                               [GRAPHIC OMITTED]
                              FINANCIAL INNOVATORS



                          LOAN AND SECURITY AGREEMENT



              USA Detergents, Inc., a Delaware corporation ("USA")
        Big Cloud Powder Corporation, a Delaware corporation ("POWDER") Chicago Management Powder Corp., a Delaware corporation ("MANAGEMENT")
   Chicago Contract Powder Corporation, an Illinois corporation ("CONTRACT")
                                    BORROWER


                               1735 Jersey Avenue
                           North Brunswick, NJ 08902
                                    ADDRESS



                                 USA 11-2935430
                               Powder 36-4057601
                             Management 36-4057601
                              Contract 36-4052817
                            BORROWER FED ID TAX NO.


               FINOVA Capital Corporation, a Delaware corporation
                              as AGENT AND LENDER
                       and the other LENDERS named herein


                                  $48,500,000
                                  CREDIT LIMIT


                                AUGUST 14, 1998
                                      DATE

                               CORPORATE FINANCE

-------------------------------------------------------------------------------

THIS LOAN AND SECURITY AGREEMENT (collectively with the Schedule to Loan Agreement (the "SCHEDULE") attached hereto, the "AGREEMENT") dated the date set forth on the cover page, is entered into by and between the coborrowers named on the cover page (individually and collectively and jointly and severally, the "BORROWER"), whose address is set forth on the cover page and FINOVA Capital Corporation, in its capacity as contractual representative for itself and the other Lenders from time to time a party hereto, whose address is 355 South Grand Avenue, Suite 2400, Los Angeles, California 90071.


1.       DEFINITIONS.

         1.1 DEFINED TERMS. As used in this Agreement, the following terms have the definitions set forth below:

         "ADA" has the meaning set forth in Section 4.1(x) hereof.

         "ADDITIONAL SUMS" has the meaning set forth in Section 2.9(a) hereof.

         "AFFILIATE" means any Person controlling, controlled by or under common control with Borrower. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of any Person, whether through ownership of common or preferred stock or other equity interests, by contract or otherwise. Without limiting the generality of the foregoing, each of the following shall be an Affiliate: any executive officer or director of Borrower, and any subsidiary of Borrower.

         "AGENCY AGREEMENT" means that certain Agency Agreement of even date herewith by and among the Lenders, Agent and Borrower.

         "AGENT" means FINOVA in its capacity as contractual representative, on behalf of itself, as a Lender and the other institutions from time to time a party hereto as Lenders, pursuant to the terms of the Agency Agreement and any successor Agent appointed in accordance therewith.

         "AGENT'S FEE" has the meaning set forth in the Schedule.

         "AGREEMENT" has the meaning set forth in the preamble.

         "APPLICABLE USURY LAW" has the meaning set forth in Section 2.9(b) hereof.

         "BLOCKED ACCOUNT" has the meaning set forth in Section 2.10(c) hereof.

         "BUSINESS DAY" means any day on which commercial banks in Los Angeles, California, Phoenix, Arizona and Philadelphia, Pennsylvania are open for business.

         "CAPITAL EXPENDITURES" means all expenditures made and liabilities incurred for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto, except replacements and substitutions which are (i) expensed in accordance with GAAP, or (ii) paid for with insurance proceeds under Section 3.4 hereof and which has a useful life of more than ONE
(1) year and including, without limitation, those arising in connection with Capital Leases.

         "CAPITAL LEASE" means any lease of property by Borrower that, in accordance with GAAP, should be capitalized for financial reporting purposes and reflected as a liability on the balance sheet of Borrower.

         "CHANGE OF CONTROL" means (i) a "Person" or a "group" (within the meaning of Sections 13(d) and 14(d)(ii) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than existing management and any Person who was an officer or director of Borrower within twenty-four (24) months prior to the Closing Date, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the voting stock of the Borrower on a fully diluted basis or (ii) a majority of the Board of Directors of the Borrower then in office shall not consist of individuals who on the Closing Date constitute the Board of Directors of the Borrower or new directors whose election or whose nomination for election

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by stockholders, was approved by at least two thirds of the members of the
Board of Directors then in office who were either members of the Board of Directors on the Closing Date or whose election or nomination was previously so approved.

         "CHICAGO FACILITY" shall mean that certain manufacturing facility owned by Contract, located at 6200 West 51st Street, Chicago, IL 60638 and which is located on the real property subject to the Chicago Lease.

         "CHICAGO LEASE" shall mean all of Borrower's interest, as assignee of the tenant, in that certain ground lease for the Chicago Facility between Witco Chemical Corporation and Purex Corporation, assigned to Contract by Purex Corporation's successor on December 28th, 1995.

         "CLOSING DATE" means the earlier of (i) the date of the initial Loan advance made by the Lenders pursuant to this Agreement, or (ii) the date set forth on the cover page of this Agreement.

         "CLOSING FEE" has the meaning set forth in the Schedule.

         "CODE" means the Uniform Commercial Code as adopted and in effect in the State of Arizona from time to time.

         "COLLATERAL" has the meaning set forth in
Section 3.1 hereof.

         "COLLATERAL MONITORING FEE" has the meaning set forth in the Schedule.

         "COMMITMENT" means the Dollar Commitment and Commitment Percentage set forth opposite each Lender's name on the respective signature pages hereof under the caption "Commitment".

         "COMMITMENT PERCENTAGE" means the percentage set forth below each Lender's name on the respective signature pages hereof under the caption "Commitment".

         "COMPLIANCE CERTIFICATE" has the meaning set forth in Section 9.1(b) hereof.

         "CONSOLIDATED" means each of USA, Powder, Management, Contract, NJMO, NJMO Holdings and any Subsidiary of any one of them, taken together on a consolidated basis.

         "CURRENT ASSETS" at any date means the amount at which the current assets of Borrower would be shown on a balance sheet of Borrower as at such date, prepared in accordance with GAAP, provided that amounts due from any unconsolidated Affiliates and investments in Affiliates shall be excluded therefrom.

         "CURRENT LIABILITIES" at any date means the amount at which the current liabilities of Borrower would be shown on a balance sheet of Borrower as at such date, prepared in accordance with GAAP.

         "DEPOSIT ACCOUNTS" has the meaning set forth in
Section 9-105 of the Code.

         "DILUTION RESERVE" means a Loan Reserve established by Agent in an amount equal to the product of (x) the amount by which dilution in respect of Borrower's Receivables exceeds five percent (5%) (expressed as a percentage with one decimal place), based upon a three (3) month rolling average, or such other period as the Borrower and the Agent shall agree, with such amount to be calculated based upon the results of each audit examination by Agent, multiplied by (y) the aggregate of Borrower's Eligible Receivables then outstanding (based upon Borrower's monthly Collateral reports); which amount shall reduce the amount of Revolving Credit Loans which would otherwise be available to Borrower under the formula set forth in Section 2.2 of the Schedule to this Agreement.

         "DISCOUNTED VALUE" has the meaning set forth in the Schedule.

         "DOCUMENT CHECKLIST" means that certain Document Checklist listing the Loan Documents and other documents, instruments and certificates to be delivered to Agent on the Closing Date.

         "DOLLAR COMMITMENT" means the dollar amounts set forth below each Lender's name on the respective signature pages hereof under the caption "Commitment".

         "DOMINION ACCOUNT" has the meaning set forth in Section 2.10(c) hereof.

         "EDA" means the Economic Development
Authority of the State of New Jersey.

         "EDA RESERVE" a Loan Reserve established by Agent in the amount of $1,100,000 (or such other amount reasonably determined by Agent in the event that such

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Indebtedness is paid later than September 3, 1998) in respect of the aggregate
Indebtedness of Borrower to EDA pursuant to that certain payoff letter of the EDA to Borrower dated on or prior to the Closing Date; which amount shall reduce the amount which would otherwise be available to Borrower under the lending formulas provided in Section 2.2 hereof.

         "ELIGIBLE DOMESTIC RECEIVABLES" means Receivables arising in the ordinary course of Borrower's business from the sale of goods or rendition of services, which Agent, in its Permitted Discretion, shall deem eligible based on such considerations as Agent may from time to time deem appropriate. Without limiting the foregoing, a Receivable shall not be deemed to be an Eligible Domestic Receivable if (i) the account debtor has failed to pay the Receivable within a period of SIXTY (60) days after due date or failed to pay the Receivable within ONE HUNDRED TWENTY (120) days after invoice date (or in the case of Receivables for Borrower's Country Air air freshener or candle line products, ONE HUNDRED FIFTY (150) days after invoice date), to the extent of any amount remaining unpaid after such periods; (ii) the account debtor has failed to pay more than 50% of all outstanding Receivables owed by it to Borrower within ONE HUNDRED TWENTY (120) days after invoice date; (iii) the account debtor is an Affiliate of Borrower (except as otherwise permitted by Agent in writing); (iv) the goods relating thereto are placed on consignment, guaranteed sale, "bill and hold," "COD" or other terms pursuant to which payment by the account debtor may be conditional; (v) the account debtor is not located in the United States, Puerto Rico or Ontario, Canada, unless the Receivable is supported by a letter of credit or other form of guaranty, security or credit insurance (to the extent Agent in writing approves the underlying policy of credit insurance) in each case in form and substance reasonably satisfactory to Agent; (vi) the account debtor is the United States or any department, agency or instrumentality thereof or any State, city or municipality of the United States, except to the extent that the requirements of Section 6.1.12 have been satisfied; (vii) Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower (up to the amount that Borrower is liable to the account debtor);
(viii) the account debtor's total obligations to Borrower exceed 15% of all Eligible Receivables (or in the case of each of Wal-Mart, K-Mart and Walgreens, 20% of all Eligible Receivables), to the extent of such excess; (ix) the account debtor disputes liability or makes any claim with respect thereto (up to the amount of such liability or claim), or is subject to any insolvency or bankruptcy proceeding, or becomes insolvent, fails or goes out of a material portion of its business; (x) the amount thereof consists of late charges or finance charges; (xi) the amount thereof consists of a credit balance (i.e. "credits in prior") more than SIXTY (60) days past due; (xii) the face amount thereof exceeds $20,000, unless accompanied by evidence of shipment of the goods relating thereto satisfactory to Agent in its Permitted Discretion;
(xiii) the invoice constitutes a progress billing on a project not yet completed, except that the final billing at such time as the matter has been completed and delivered to the customer may be deemed an Eligible Receivable;
(xiv) the amount thereof is not yet represented by an invoice or bill issued in the name of the applicable account debtor; (xv) the account debtor is located in Puerto Rico and/or the goods were shipped to Puerto Rico; or (xvi) such Receivable is not at all times subject to Agent's duly perfected, first priority, security interest.

         "ELIGIBLE INVENTORY" means all Eligible Product Inventory and all Eligible Packaging Inventory.

         "ELIGIBLE PACKAGING INVENTORY" means Packaging Inventory which Agent, in its Permitted Discretion, deems Eligible Packaging Inventory, based on such considerations as Agent may from time to time deem appropriate. Without limiting the generality of the foregoing, no Packaging Inventory shall be Eligible Packaging Inventory unless, in Agent's Permitted Discretion, such Packaging Inventory (i) consists of Packaging Inventory in good, new and salable condition which is not obsolete or unmerchantable and is not comprised of labels or supplies (including, without limitation, pallets, stretch wrap, shrink film, hot melt, glue, machine tape, air bags, spare parts, material handling equipment, machinery and solar salt); (ii) meets all standards imposed by any governmental agency or authority; (iii) conforms in all respects to the warranties and representations set forth herein; (vi) is at all times subject to Agent's duly perfected, first priority security interest; and (v) is at a location leased or owned by Borrower (and not a third party processor location) for which Borrower has delivered to Agent an executed landlord or mortgagee waiver, in form and substance satisfactory to Agent.

         "ELIGIBLE PRODUCT INVENTORY" means Product Inventory which Agent, in its Permitted Discretion, deems Eligible Product Inventory, based on such considerations as Agent may from time to time deem appropriate. Without limiting the generality of the foregoing, no Product Inventory shall be Eligible Product Inventory unless, in Agent's Permitted Discretion, such Product

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Inventory (i) consists of raw materials and finished goods, in good, new and salable condition which are not obsolete or unmerchantable, and are not comprised of work in process, packaging materials, supplies or "finished goods rework" such as cartons or cases of finished goods that have been damaged and are awaiting rework; (ii) meets all standards imposed by any governmental agency or authority; (iii) conforms in all respects to the warranties and representations set forth herein; (iv) is at all times subject to Agent's duly perfected, first priority security interest; and (v) is at a location leased or owned by Borrower (and not a third party processor location) for which Borrower has delivered to Agent an executed landlord or mortgagee waiver, in form and substance satisfactory to Agent.

         "ELIGIBLE PUERTO RICO RECEIVABLES" means any Receivable which would have been an Eligible Domestic Receivable except for the fact that the Receivable was excluded solely by subsection "(xv)" under the definition of Eligible Domestic Receivable (i.e. the account debtor was located in Puerto Rico and/or the goods were shipped to Puerto Rico.)

         "ELIGIBLE RECEIVABLES" means all Eligible Domestic Receivables and all Eligible Puerto Rico Receivables.

         "EQUIPMENT" means all of Borrower's present and hereafter acquired machinery, molds, machine tools, motors, furniture, equipment, furnishings, trade fixtures, motor vehicles, tools, parts, dyes, jigs, goods and other tangible personal property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower (excluding fixtures deemed to be a part of the real property under applicable law) and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

         "ERISA" means the Employer Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

         "ERISA AFFILIATE" means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

         "EVENT OF DEFAULT" means any of the events set forth in Section 7.1 of this Agreement.

         "EXAMINATION FEE" has the meaning set forth in the Schedule.

         "EXCESS AVAILABILITY" means, as of the date of determination thereof, the amount by which the average daily total principal balance of the Revolving Credit Loans which Borrower would have been permitted to have outstanding over the prior THIRTY (30) days (and as of the proposed date of any subject payment), based on the formulas and reserves set forth in the Schedule, exceeds the sum of the Receivable Loans and the Inventory Loans then actually outstanding, such excess then being reduced by an amount necessary to provide for the payment of all accounts payable of Borrower which are more than THIRTY
(30) days past due date and all book overdrafts, excluding all such accounts payable owing to Owens-Illinois Plastics Products, Inc. and its affiliates.

         "EXCESS CASH FLOW" means Operating Cash Flow/Permitted less Senior Contractual Debt Service.

         "FINOVA" means FINOVA Capital Corporation, a Delaware corporation, and its successors and assigns.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for the financial covenants referred to in Section 6.1.13 of this Agreement, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Agent prior to the date hereof, except to any extent otherwise set forth in the Schedule.

         "GENERAL INTANGIBLES" means all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, Deposit Accounts, inventions, designs, drawings, blueprints, Trademarks, Licenses and Patents, names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or

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hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against any Lender or Agent, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation credit, liability, property and other insurance) tax refunds and claims, computer programs, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by an account debtor, all contractual rights, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables and applications for any tradename, trademark, copyright and patent).

         "INDEBTEDNESS" means all of Borrower's present and future obligations, liabilities, debts, claims and indebtedness, contingent, fixed or otherwise, however evidenced, created, incurred, acquired, owing or arising, whether under written or oral agreement, operation of law or otherwise, and includes, without limiting the foregoing (i) the Obligations, (ii) obligations and liabilities of any Person secured by a lien, claim, encumbrance or security interest upon property owned by Borrower, even though Borrower has not assumed or become liable therefor, (iii) obligations and liabilities created or arising under any Capital Leases or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession (excluding operating leases), (iv) all unfunded pension fund obligations and liabilities and (v) deferred tax liabilities.

         "INDEBTEDNESS FOR BORROWED MONEY" means without duplication, all
Indebtedness: (i) in respect of borrowed money (including, without limitation, pursuant to the Loan Documents or any Capital Leases), (ii) evidenced by a note, debenture, or other like written obligation to pay money (including, without limitation, all interest on the Obligations), (iii) for the deferred purchase price of property (other than trade payables arising in the ordinary course of business), or (iv) in respect of obligations under conditional sales or other title retention agreements; and all guaranties of any or all of the foregoing.

         "INITIAL TERM" has the meaning set forth in the Schedule.

         "INVENTORY" means, collectively, all Product Inventory and all Packaging Inventory.

         "INVENTORY LOANS" has the meaning set forth in the Schedule.

         "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

         "L/C FEE" has the meaning set forth in Section 2.4 hereof.

         "L/C ISSUER" means FINOVA Capital Corporation or any other Lender, to the extent agreed by Agent and Borrower as provided in Section 2.4 hereof.

         "L/C ISSUER FEE" has the meaning set forth in Section 2.4 hereof.

         "LENDER" or "LENDERS" means the lending institutions, severally, from time to time parties to this Agreement as lenders (as listed on the signature pages hereto) and their respective successors and assigns individually and collectively, as the context requires.

         "LENDERS' AFFILIATE" has the meaning set forth in Section 9.22 hereof.

         "LETTERS OF CREDIT" has the meaning set forth in Section 2.4. hereof.

         "LOAN PARTY" means Borrower and each other party liable for the Obligations (other than the Lenders or Agent) to any Loan Document.

         "LOAN DOCUMENTS" means, collectively, this Agreement, any note or notes executed by Borrower and payable to the Lenders, and any other present or future agreement entered into in connection with this Agreement, including, without limitation, the documents identified on the Document Checklist, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

         "LOAN RESERVES" means, as of any date of determination, such amounts as Agent may from time to time establish and revise in its Permitted Discretion reducing the amount of Revolving Credit Loans and Letters of Credit which would otherwise be available to Borrower under the lending formula(s) provided in
Section 2.2 of the Schedule: (a) to reflect events, conditions,


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contingencies or risks which, as determined by Agent in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or (iii) the security interests of Agent, for its benefit and the benefit of the Lenders and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or
(b) to reflect reserves for accrued interest or (c) to reflect Agent's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Agent or any Lender is or may have been incomplete, inaccurate or misleading in any material respect or (d) in respect of any state of facts which Agent determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default; Loan Reserves shall include without limitation, the Shareholder Matters Reserve and the Dilution Reserve.

         "LOAN YEAR" means each twelve month period commencing on the Closing Date.

         "LOANS" or "LOAN" has the meaning set forth in Section 2.2 hereof.

         "MAKE WHOLE PREMIUM" has the meaning set forth in the Schedule.

         "MAXIMUM INTEREST RATE" has the meaning set forth in Section 2.9(c) hereof.

         "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f) which covers employees of Borrower or any ERISA Affiliate.

         "NET WORTH" at any date means the Borrower's net worth as determined in accordance with GAAP.

         "OBLIGATIONS" means all present and future loans, advances, debts, liabilities, obligations, covenants, duties and indebtedness at any time owing by Borrower to Agent or any Lender whether evidenced by this Agreement, any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Agent or any Lender in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, Examination Fees, L/C Fees, Collateral Monitoring Fees, Closing Fees, facility fees, Agent's Fees, Unused Line Fees, Termination Fees and any other sums chargeable to Borrower hereunder or under any of the Loan Documents.

         "OPERATING CASH FLOW/ACTUAL" means, for any period, Borrower's net income or loss (excluding the effect of any extraordinary gains or losses), determined in accordance with GAAP, plus or minus each of the following items, to the extent deducted from or added to the revenues of Borrower in the calculation of net income or loss: (i) depreciation; (ii) amortization and other non-cash charges; (iii) interest expense paid or accrued; and (iv) total federal and state income tax expense determined as the accrued liability of Borrower in respect of such period, regardless of what portion of such expense has actually been paid by Borrower during such period, and after deduction for each of (a) federal and state income taxes, to the extent actually paid during such period; (b) any non-cash income; and (c) all actual Capital Expenditures made during such period and not financed.

         "OPERATING CASH FLOW/PERMITTED" means, for any period, Borrower's net income or loss (excluding the effect of any extraordinary gains or losses), determined in accordance with GAAP, plus or minus each of the following items, to the extent deducted from or added to the revenues of Borrower in the calculation of net income or loss: (i) depreciation; (ii) amortization and other non-cash charges; (iii) interest expense paid or accrued; and (iv) total federal and state income tax expense determined as the accrued liability of Borrower in respect of such period, regardless of what portion of such expense has actually been paid by Borrower during such period; and after deduction for each of (a) federal and state income taxes, to the extent actually paid during such period; (b) any non-cash income; and (c) all permitted Capital Expenditures (without regard to any waiver given by the Agent with respect to any violation of the limitation on such Capital Expenditures set forth in
Section 6.2 of the Schedule) actually made during such period and not financed.

         "OVERADVANCE" has the meaning set forth in Section 2.3.

         "OVERLINE" has the meaning set forth in Section 2.3.

         "OWENS COMFORT LETTER" shall have the meaning ascribed thereto under the heading "Additional Provisions" set forth in the Schedule.

         "PNC WARRANT" means that certain Amended and Restated Warrant for purchase of common stock of USA, having an effective date of February 25, 1998, of USA in favor of PNC Bank, National Association.

         "PACKAGING INVENTORY" means all corrugated boxes, printed cardboard boxes, bottles, caps, sprayers, labels, jars and other packaging materials now owned and hereafter acquired, wherever located, which are intended to be used or consumed in Borrower's business and all documents of title and other documents relating thereto.

         "PBGC" means the Pension Benefit Guarantee Corporation.

         "PENSION PLAN" means any plan described in ERISA Section 3(2) which is subject to Title IV of ERISA or Section 412 of the IRC which is maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

         "PERMITTED DISCRETION" means Agent's judgment exercised in good faith based upon its consideration of any factor which Agent believes in good faith:
(i) could reasonably be expected to adversely affect the value of any Collateral, the enforceability or priority of Agent's liens thereon or the amount which Agent or any Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to Agent or any Lender by any Person on behalf of the Borrower is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving the Borrower, any Loan Party or any of the Collateral, or (iv) creates or reasonably could be expected to create an Event of Default. In exercising such judgment, Agent may consider such factors already included in or tested by the definition of Eligible Receivables or Eligible Inventory, as well as any of the following: (i) the financial and business climate of the Borrower's industry and general macroeconomic conditions, (ii) changes in collection history and dilution with respect to the Receivables, (iii) changes in demand for, and pricing of, Inventory, (iv) changes in any concentration of risk with respect to Receivables and/or Inventory, and (v) any other factors that change the credit risk of lending to the Borrower on the security of the Receivables and Inventory. The burden of establishing lack of good faith hereunder shall be on the Borrower.

         "PERMITTED ENCUMBRANCE" means, collectively, the following: (i) liens, security interests or other encumbrances for taxes, worker's compensation, unemployment or social security insurance, assessments and other governmental charges or levies arising by operation of law in the ordinary course of business for sums which are not yet due and payable and the enforcement of which are, at all times, effectively and fully stayed or are being contested in good faith by appropriate proceedings (with written notice thereof to Agent) diligently conducted, and for which reserves as required under GAAP shall have been established by Borrower and Loan Reserves have been established to the extent reasonably required by Agent in respect thereof; (ii) liens arising in the ordinary course of business in respect of claims or demands of landlords, carriers, warehousemen, mechanics, laborers, materialmen, workers, repairmen and other similar Persons, whether arising by operation of law, contractually or otherwise, provided that the amounts respectively secured thereby are not past due or if past due, the enforcement of any such liens are, at all times, stayed, and such liens are being contested in good faith by appropriate proceedings (with written notice thereof to Agent) diligently conducted and reserves as required under GAAP shall have been established by Borrower and Loan Reserves have been established to the extent reasonably required by Agent in respect thereof; and (iii) liens securing Capital Leases and purchase money Indebtedness to the extent permitted by Section 6.2.10 hereof as set forth in the Schedule.

         "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, government, or any agency or political division thereof, or any other entity.

         "PLAN" means any plan described in ERISA Section 3(2) which is maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan or a Pension Plan.

         "PREPARED FINANCIALS" means (i) the audited financial statements of Borrower dated DECEMBER 31, 1997, (ii) the financial statements filed with the Securities and Exchange Commission (including without limitation 10Q reports and 10K reports) thereafter but prior to the Closing Date, and (iii) all financial statements (audited and filed with the Securities and Exchange Commission) which as of each subsequent date are delivered to Agent and the Lenders from time to time pursuant to Section 9.1 hereof, and the related statements of operations, changes in stockholder's equity and changes in cash flow for the periods ended on such dates.

         "PRIME RATE" has the meaning set forth in the Schedule.

         "PRODUCT INVENTORY" means, excluding all Packaging Inventory, all of Borrower's now owned and hereafter acquired goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials (including, without limitation, wick assemblies, chemicals, dyes, fragrances, bleach, liquid detergent, household cleaners and soap products), work in process (including, without limitation, all chemicals in the mixing area), finished goods (including, without limitation, all trays of candles and finished glass cleaner, liquid detergent, pine spray, bleach powder soap and other household chemicals), and materials and supplies of any kind, nature or description which are intended to be used or consumed in Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all documents of title and other documents relating thereto.

         "PROHIBITED TRANSACTION" means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c)(2) of the IRC.

         "REAL ESTATE SUBSIDIARIES" means, collectively, NJMO Management Company LLC, a Delaware limited liability company, and NJMO Holding Company LLC, a Delaware limited liability company, and such other entities as may be approved by Agent from time to time in its reasonable discretion.

         "RECEIVABLE LOANS" has the meaning set forth in the Schedule.

         "RECEIVABLES" means all of Borrower's now owned and hereafter acquired accounts (whether or not earned by performance), proceeds of any letters of credit naming Borrower as beneficiary, contract rights, chattel paper, instruments, documents and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefor, whether secured or unsecured, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

         "REINVESTMENT YIELD" has the meaning set forth in the Schedule.

         "REMAINING SCHEDULED PAYMENT AMOUNT" has the meaning set forth in the Schedule.

         "RENEWAL TERM" has the meaning set forth in the Schedule.

         "REPORTABLE EVENT" means a reportable event described in Section 4043 of ERISA or the regulations thereunder, a withdrawal from a Plan or Pension Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4068(f) of ERISA.

         "REVOLVING CREDIT LIMIT" has the meaning set forth in the Schedule.

         "REVOLVING CREDIT LOANS" has the meaning set forth in the Schedule.

         "REVOLVING INTEREST RATE" has the meaning set forth in the Schedule.

         "SCHEDULE" has the meaning set forth in the preamble.

         "SEC INVESTIGATION" means that certain pending formal investigation by the United States Securities and Exchange Commission in connection with the restatement by USA of its fiscal 1996 financial statements.

         "SENIOR CONTRACTUAL DEBT SERVICE" means, for any period, the sum of payments made or required to be made by Borrower during such period for (i) interest, fees and scheduled principal payments due on the Term Loans (excluding voluntary prepayment and payments made from Borrower's Excess Cash Flow, as required pursuant to the Schedule), (ii) interest only payments due on the Revolving Credit Loans facility plus the Collateral Monitoring Fee, the Agent's Fee and the Unused Line Fee, Examination Fees and any other fees due to the Agent for its account or the account of the lenders and (iii) scheduled interest and principal payments due on any Indebtedness for Borrowed Money (including without limitation the Indebtedness permitted in clauses "(iii)", "(v)" and "(vi)" of Section 6.2.10 hereof).

         "SHAREHOLDER LITIGATION" means that certain litigation in the U.S. District Court of New Jersey, captioned In re USA Detergents, Inc. Securities Litigation, Master File No. 97-CV-2459 (MTB) and all other claims brought against the Borrower predicated on the same or similar factual allegations.

         "SHAREHOLDER MATTERS RESERVE" means a Loan Reserve in connection with the Shareholder Litigation and the SEC Investigation, as described in paragraph 2 under the heading "Additional Provisions" set forth in the Schedule.

         "START DATE" has the meaning set forth in the Schedule.

         "STOCK PLEDGE AGREEMENTS" has the meaning set forth in Section 4.1(y) hereof.

         "STOCK PLEDGORS" has the meaning set forth in Section 4.1(y) hereof.

         "SUBSIDIARIES" or "SUBSIDIARY" means, with respect to any Person, any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned, legally or beneficially, by such Person and/or one or more Subsidiaries of such Person, including, without limitation, the following Subsidiaries of USA Detergents, Inc., a Delaware corporation ("USA"): Big Cloud Powder Corporation, a Delaware corporation ("POWDER"), Chicago Management Powder Corp., a Delaware corporation ("MANAGEMENT"), Chicago Contract Powder Corporation, an Illinois corporation ("CONTRACT"), NJMO Management Company LLC, a Delaware limited liability company ("NJMO") and NJMO Holding Company LLC, a Delaware limited liability company ("NJMO Holdings").

         "TERM LOANS" has the meaning set forth in the Schedule.

         "TERMINATION FEE" has the meaning set forth in Section 9.2(d) hereof.

         "TOTAL FACILITY" has the meaning set forth in the Schedule.

         "TRADEMARKS, COPYRIGHTS, LICENSES AND PATENTS" means all of Borrower's right, title and interest in and to, whether now owned or hereafter acquired:
(i) trademarks, trademark registrations, trade names, trade name registrations, including without limitation, such as are listed in the Schedule or any of the other Loan Documents, as the same may be amended from time to time, and (a) renewals thereof, (b) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including without limitation, damages and payments for past or future infringements thereof, (c) the right to sue for past, present and future infringements thereof, (d) all rights corresponding thereto throughout the world, and (e) the goodwill of the business operated by Borrower connected with and symbolized by any trademarks or trade names; (ii) copyrights and copyright registrations, including without limitation such as are listed in the Schedule or any of the other Loan Documents, as the same may be amended from time to time, and (a) renewals thereof, (b) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including without limitation, damages and payments for past or future infringements thereof, (c) the right to sue for past, present and future infringements thereof, and (d) all rights corresponding thereto throughout the world; (iii) license agreements, including without limitation such as are listed in the Schedule attached hereto and made a part hereof, and the right to prepare for sale, sell and advertise for sale any Inventory now or hereafter owned by Borrower and now or hereafter covered by such licenses; and (iv) patents registered or pending, including without limitation such as are listed in the Schedule or any of the other Loan Documents, together with all income, royalties, shop rights, damages and payments thereto, the right to sue for infringements thereof, and all rights thereto throughout the world and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

         "UNUSED LINE FEE" has the meaning set forth in the Schedule.

         "WATER COMPANY LITIGATION" means all claims made by the North Brunswick Water Company against the Borrower.

         "WEIGHTED AVERAGE LIFE TO MATURITY" has the meaning set forth in the Schedule.

         1.2 Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2.       LOANS; INTEREST RATE AND OTHER CHARGES.

         2.1 Total Facility. Upon the terms and conditions set forth herein and provided that no Event of Default or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing, each Lender severally and not jointly agrees to make available to Borrower that Lender's Commitment Percentage of (i) the Revolving Credit Loans and (ii) the Term Loans up to the maximum amount of that Lender's Dollar Commitment as set forth on the signature pages hereto, subject to deduction of such other Loan Reserves as Agent deems proper from time to time in its Permitted Discretion, and less amounts Agent or any Lender may be obligated to pay in the future on behalf of Borrower. The Schedule is an integral part of this Agreement and all references to "herein", "herewith" and words of similar import shall for all purposes be deemed to include the Schedule.

         2.2 Loans; Joint and Several Obligations. Advances under the Total Facility ("LOANS" and individually, a "LOAN") shall be comprised of the amounts shown in the Schedule. Each of the following corporations shall be jointly and severally liable for the Loans and all other Obligations hereunder: (i) USA,
(ii) Powder, (iii) Management and (iv) Contract. References in this Agreement and any other Loan Document to "Borrower" shall mean each of the foregoing corporations, jointly and severally, as co-borrowers, individually and collectively, as the context requires. USA, Powder, Management and Contract are together engaged in a collective business enterprise which relies upon the particular contributions of each corporation thereto including, without limitation, the manufacturing operations of Management, the fixed assets of Contract and the manufacturing, distribution and administrative operations of USA. The parties acknowledge that the Lenders would not make the Loans available to any one of the Co-Borrowers separately and independently and that it is the collective enterprise of the co-borrowers which has induced the Lenders to make the Loans available to the co-borrowers.

         2.3 Overlines; Overadvances. If at any time or for any reason the outstanding amount of advances (including all Letters of Credit) extended or issued pursuant hereto exceeds any of the dollar limitations ("OVERLINE") or percentage limitations ("OVERADVANCE") in the Schedule, then Borrower shall, upon Agent's demand, immediately pay, in cash, to Agent, for the ratable benefit of the Lenders, the full amount of such Overline or Overadvance which, at Agent's option, may be applied to reduce the outstanding principal balance of the Loans and/or cash collateralize all or any part of any outstanding Letters of Credit. Without limiting Borrower's obligation to repay to Agent, for the ratable benefit of the Lenders, on demand the amount of any Overline or Overadvance, Borrower agrees to pay to Agent, for the ratable benefit of the Lenders, interest on the outstanding principal amount of any Overline or Overadvance, on demand, at the rate set forth in the Schedule and applicable to the Loan or Loans in respect to which any Overline or Overadvance exists.

         2.4 Letters of Credit. At the request of Borrower, Agent may arrange for the issuance of letters of credit for the account of Borrower and guarantees of payment of such letters of credit, by the L/C Issuer, in each case in form and substance satisfactory to the L/C Issuer and Agent (collectively, "LETTERS OF CREDIT"). As of the Closing Date, no Letters of Credit shall be outstanding. The aggregate face amount of all outstanding Letters of Credit from time to time shall not exceed an amount to be mutually agreed between Agent and Borrower from time to time, and shall be reserved against the availability of Revolving Credit Loans as provided in Section 2.2 set forth in the Schedule. Borrower shall pay all bank charges and fees for the issuance of Letters of Credit, as determined by the L/C Issuer and reasonably acceptable to Agent (the "L/C ISSUER FEE"), together with an additional fee to the Lenders equal to that percentage of the aggregate face amount of each Letter of Credit outstanding from time to time during the term of this Agreement as mutually determined by Agent and Borrower (the "L/C FEE"). The L/C Fee shall be deemed to be fully earned upon the issuance of each Letter of Credit and shall be due and payable on the first Business Day of each month following a month during which any Letter of Credit is outstanding, pro rated for any partial month. Any advance by any Lender, or Agent for the account of the Lenders, under or in connection with a Letter of Credit shall constitute an Obligation hereunder. Each Letter of Credit shall have an expiry date no later than THIRTY (30) days prior to the last day of the Initial Term or, if issued during any Renewal Term no later than THIRTY (30) days prior to the last day of such Renewal Term. Immediately upon any termination of this Agreement, Borrower shall either: (i) provide cash collateral to Agent, for the benefit of the L/C Issuer, in an amount equal to 105% of the maximum amount of all obligations of the L/C Issuer under or in connection with all then outstanding Letters of Credit, or (ii) cause to be delivered to the L/C Issuer releases of all the L/C Issuer's obligations under outstanding Letters of Credit. At

Agent's discretion, any proceeds of Collateral received by Agent may be held as the cash collateral required by this Section 2.4. Borrower hereby agrees to indemnify, save, and hold Agent, the L/C Issuer and the Lenders harmless from any loss, cost, expense, or liability, including payments made by Agent, the L/C Issuer or any Lender, expenses, and reasonable attorneys' fees incurred by Agent, the L/C Issuer or any Lender arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the L/C Issuer's regulations and any reasonable interpretations of any Letters of Credit opened for Borrower's account and Borrower understands and agrees that none of the Agent, any L/C Issuer nor any Lender shall be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto, other than gross negligence or willful misconduct. Borrower understands that the L/C Issuer may indemnify the bank issuing a Letter of Credit for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold the L/C Issuer, Agent and the Lenders harmless with respect to any loss, cost, expense, or liability incurred by the L/C Issuer, Agent or any Lender under any such indemnification by the L/C Issuer, Agent or any Lender to any issuing bank.

         2.5 Loan Account. All advances made hereunder (including without limitation all advances made by the L/C Issuer, or by Agent for the account of the L/C Issuer or the Lenders, under or in connection with any Letter of Credit) shall be added to and deemed part of the Obligations when made. Agent may from time to time charge all Obligations of Borrower to Borrower's loan account.

         2.6 Interest; Fees. Borrower shall pay to Agent, for the ratable benefit of the Lenders, interest on the daily outstanding balance of the Obligations at the per annum rate and payable monthly as set forth in the Schedule, together with the Unused Line Fees and any L/C Fees, Termination Fees, and Make Whole Premiums, to the extent applicable. Borrower shall also pay to Agent, for its sole benefit, the Collateral Monitoring Fee, Agent's Fees and Examination Fees as set forth in the Schedule.

         2.7 Default Interest Rate. Upon the occurrence and during the continuation of an Event of Default, Borrower shall pay to Agent, for the ratable benefit of the Lenders, interest on the daily outstanding balance of the Obligations and any L/C Fee at a rate per annum which is TWO PERCENT (2%) in excess of the rate which would otherwise be applicable thereto pursuant to the Schedule.

         2.8 Examination Fee. Borrower agrees to pay to Agent, for its sole account, the Examination Fee in the amount set forth in the Schedule in connection with each audit or examination of Borrower performed by Agent prior to or after the date hereof provided that, as set forth in the Schedule, so long as no Event of Default exists, Borrower shall be required to pay the Examination Fee for only one audit or examination in each fiscal quarter of Borrower. Without limiting the generality of the foregoing, Borrower shall pay to Agent, for its sole account, an initial Examination Fee in an amount equal to the amount set forth in the Schedule. Such initial Examination Fee shall be deemed fully earned at the time of payment and due and payable upon the closing of this transaction, and shall be deducted from any good faith deposit paid by Borrower to Agent prior to the date of this Agreement.

         2.9      Excess Interest.

         (a) The contracted for rate of interest of the Loans contemplated hereby, without limitation, shall consist of the following: (i) the interest rate set forth in the Schedule, calculated and applied to the principal balance of the Obligations in accordance with the provisions of this Agreement; (ii) interest after an Event of Default, calculated and applied to the amount of the Obligations in accordance with the provisions hereof; and (iii) all Additional Sums (as herein defined), if any. Borrower agrees to pay an effective contracted for rate of interest which is the sum of the above-referenced elements. The Examination Fees, attorneys' fees, expert witness fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, Termination Fees, Minimum Interest Charges, other charges, goods, things in action or any other sums or things of value paid or payable by Borrower (collectively, the "ADDITIONAL SUMS"), whether pursuant to this Agreement or any other documents or instruments in any way pertaining to this lending transaction, or otherwise with respect to this lending transaction, that under any applicable law may be deemed to be interest with respect to this lending transaction, for the purpose of any applicable law that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest and for such purposes only, the agreed upon and "contracted for rate of interest" of this lending transaction shall be deemed to be increased by the rate of interest resulting from the inclusion of the Additional Sums.

         (b) It is the intent of the parties to comply with the usury laws of the State of Arizona (the "APPLICABLE USURY LAW"). Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Agreement or such documents require the payment or permit the collection of interest in excess of the maximum contract rate permitted by the Applicable Usury Law (the "MAXIMUM INTEREST RATE"). In the event (a) any such excess of interest otherwise would be contracted for, charged or received from Borrower or otherwise in connection with the loan evidenced hereby, or (b) the maturity of the Obligations is accelerated in whole or in part, or (c) all or part of the Obligations shall be prepaid, so that under any of such circumstances the amount of interest contracted for, shared or received in connection with the loan evidenced hereby, would exceed the Maximum Interest Rate, then in any such event (1) the provisions of this paragraph shall govern and control, (2) neither Borrower nor any other Person now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Interest Rate, (3) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount of the Obligations or refunded to Borrower, at Agent's option, and (4) the effective rate of interest shall be automatically reduced to the Maximum Interest Rate. It is further agreed, without limiting the generality of the foregoing, that to the extent permitted by the Applicable Usury Law; (x) all calculations of interest which are made for the purpose of determining whether such rate would exceed the Maximum Interest Rate shall be made by amortizing, prorating, allocating and spreading during the period of the full stated term of the loan evidenced hereby, all interest at any time contracted for, charged or received from Borrower or otherwise in connection with such loan; and (y) in the event that the effective rate of interest on the loan should at any time exceed the Maximum Interest Rate, such excess interest that would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law shall be paid to Agent, for its benefit and the benefit of the Lenders, as applicable, from time to time, if and when the effective interest rate on the loan otherwise falls below the Maximum Interest Rate, to the extent that interest paid to the date of calculation does not exceed the Maximum Interest Rate, until the entire amount of interest which would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law has been paid in full. Borrower further agrees that should the Maximum Interest Rate be increased at any time hereafter because of a change in the Applicable Usury Law, then to the extent not prohibited by the Applicable Usury Law, such increases shall apply to all indebtedness evidenced hereby regardless of when incurred; but, again to the extent not prohibited by the Applicable Usury Law, should the Maximum Interest Rate be decreased because of a change in the Applicable Usury Law, such decreases shall not apply to the indebtedness evidenced hereby regardless of when incurred.

         2.10     Principal Payments; Proceeds of Collateral.

         (a) Principal Payments. Except where evidenced by notes or other instruments issued or made by Borrower to any Lender specifically containing payment provisions which are in conflict with this Section 2.10 (in which event the conflicting provisions of said notes or other instruments shall govern and control), that portion of the Obligations consisting of principal payable on account of Loans shall be payable by Borrower to Agent, for the ratable benefit of the Lenders, immediately upon the earliest of (i) the receipt by Agent or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which the Agent elects to accelerate the maturity and payment of such Loans, or (iii) any termination of this Agreement pursuant to Section 9.2 hereof; provided, however, that any Overadvance or Overline shall be payable on demand pursuant to the provisions of Section 2.3 hereof.

         (b) Collections. Until Agent notifies Borrower to the contrary, Borrower may make collection of all Receivables for Agent by directing all account debtors and other third parties to remit all payments owing to Borrower to the lockbox established in connection with the Blocked Account. In the event Borrower shall nevertheless directly receive any payments or other financial proceeds of any Collateral, Borrower shall receive all payments in trust for Agent and Lenders and immediately deliver all payments to Agent, for its benefit and the ratable benefit of the Lenders, in their original form as set forth below, duly endorsed in blank or cause the same to be deposited into a Blocked Account or Dominion Account. Agent or its designee may, at any time during the existence of an Event of Default, notify account debtors that the Receivables have been assigned to Agent, for its benefit and the benefit of the Lenders, and of Agent's security interest therein, and may collect the Receivables directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations TWO (2) Business Days after receipt by Agent of good funds which have been credited to Agent's account, whether such funds are received directly from Borrower or from the Blocked Account bank or the Dominion Account bank, pursuant to Section 2.10(c) hereof, and this provision shall apply regardless of the amount of the Obligations outstanding or whether any Obligations are outstanding; provided, that if any such good funds are received after 2:00 P.M. Eastern time on any Business Day or at any time on any day not constituting a Business Day, such funds shall be deemed received on the immediately following Business Day. Agent may charge Borrower's loan account for the amount of any item of payment which is returned to Agent unpaid.

         (c) Establishment of a Lockbox Account or Dominion Account. Unless Borrower shall be otherwise directed by Agent in writing, Borrower shall cause all proceeds of Collateral to be deposited into a lockbox account, or such other "blocked account" as Agent may require (each, a "BLOCKED ACCOUNT") pursuant to an arrangement with such bank as may be selected by Borrower and be acceptable to Agent which proceeds, unless otherwise provided herein, shall be applied in payment of the Obligations in such order as set forth in Section
2.12 hereof. Borrower shall issue to any such bank an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in a Blocked Account shall immediately become the sole property of Agent, for its benefit and the benefit of the Lenders, and Borrower shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Neither Agent, nor any Lender, assumes any responsibility for any Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Agent may establish depository accounts in the name of Agent, for its benefit and the benefit of the Lenders, at a bank or banks for the deposit of such funds (each, a "DOMINION ACCOUNT") and Borrower shall deposit all proceeds of Receivables and all cash proceeds of any sale of Inventory or, to the extent permitted herein, Equipment or cause same to be deposited, in kind, in such Dominion Accounts of Agent, for its benefit and the benefit of the Lenders, in lieu of depositing same to Blocked Accounts, and, unless otherwise provided herein, all such funds shall be applied by Agent to the Obligations as provided in Section
2.12 hereof.

         (d) Payments Without Deductions. Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any other Loan Document, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

         (e) Collection Days Upon Repayment. In the event Borrower repays the Obligations in full at any time hereafter, such payment in full shall be credited (conditioned upon final collection) to Borrower's loan account TWO (2) Business Days after Agent's receipt thereof.
         (f) Monthly Accountings. Agent shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Agent or any Lender), unless Borrower notifies Agent in writing to the contrary within THIRTY (30) days after each account is rendered, describing the nature of any alleged errors or omissions.

         2.11 Application of Collateral. Except as otherwise provided herein, Agent shall have the continuing and exclusive right to apply or reverse and re-apply any and all payments to any portion of the Obligations as provided in
Section 2.12 hereof. To the extent that Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower's benefit which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person, including without limitation, a trustee, debtor in possession, receiver or any other party under any bankruptcy law, common law or equitable cause, or otherwise, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent, and Agent may adjust the balance of the Loans as Agent, in its sole discretion, deems appropriate under the circumstances.

         2.12 Application of Payments. The amount of all payments or amounts received by Agent with respect to the Loan shall be applied as set forth in
Section 4.2 of the Agency Agreement. In calculating interest and applying payments as set forth above: (a) interest shall be calculated and collected through the date a payment is actually applied by Agent under the terms of this Agreement; (b) interest on the outstanding balance shall be charged during any grace period permitted hereunder; (c) at the end of each month, all accrued and unpaid interest and other charges provided for hereunder shall be added to the principal balance of the Revolving Credit Loan; and (d) to the extent that Borrower makes a payment or Agent receives any payment or proceeds of the Collateral for Borrower's benefit that is subsequently invalidated, set aside or required to be repaid to any other Person, then, to such extent, the Obligations intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent and Agent may adjust the Loan balances as Agent, in its sole discretion, deems appropriate under the circumstances.

         2.13 Notification of Closing. Borrower shall provide Agent with at least forty-eight (48) hours prior written notice of the Closing Date, to enable Agent to arrange for the availability of funds with the Lender. In the event the closing does not take place on the date specified in Borrower's notice to Agent, other than through the fault of Agent or the Lenders, Borrower agrees to reimburse Agent and the Lenders for Agent's and the Lenders' costs to maintain the necessary funds available for the closing, at the applicable interest rate described in the Schedule for each respective Loan which is to be made on the Closing Date, for the number of days which elapse between the earlier of the date specified in Borrower's notice and the date upon which the closing actually occurs (which number of days shall not include the date specified in Borrower's notice, but shall include the Closing Date) and two (2) days after any subsequent notification of a later Closing Date.

3.       SECURITY.

         3.1 Security Interest in the Collateral. To secure the payment and performance of the Obligations when due, Borrower hereby grants to Agent, for its benefit and the benefit of the Lenders, a first priority security interest (subject only to Permitted Encumbrances) in all of Borrower's now owned or hereafter acquired or arising Inventory, Equipment, Receivables, life insurance policies and the proceeds thereof, Trademarks, Copyrights, Licenses and Patents, Investment Property (as defined in Section 9-115 of the Code) and General Intangibles, including, without limitation, all of Borrower's interest in the Chicago Lease of the Chicago Facility and all of Borrower's Deposit Accounts, money, fixtures, any and all property now or at any time hereafter in Agent or any Lender's possession (including claims and credit balances), and all proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties), all products and all books and records and computer data related to any of the foregoing (all of the foregoing, together with all other property in which Agent, for its benefit and the benefit of the Lenders, may be granted a lien or security interest, is referred to herein, collectively, as the "Collateral"). Borrower and Agent hereby acknowledge and agree that the security interest granted herein in the Collateral is intended to attach on the date that this Agreement is executed by the Borrower and delivered to Agent, for its benefit and the benefit of the Lenders, and that such security interest shall attach to Collateral acquired by Borrower thereafter on the date that such Collateral is acquired by Borrower.

         3.2 Perfection and Protection of Security Interest. Borrower shall, at its expense, take all actions requested by Agent at any time to perfect, maintain, protect and enforce Agent's first priority security interest and other rights in the Collateral and the priority thereof from time to time, including, without limitation, (i) executing and filing financing or continuation statements and amendments thereof and executing and delivering such documents and titles in connection with motor vehicles as Agent shall require, all in form and substance reasonably satisfactory to Agent, (ii) maintaining a perpetual inventory and complete and accurate inventory stock records, (iii) upon the request of Agent, delivering to Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued, and transferring Inventory to warehouses designated by Agent, (iv) placing notations on Borrower's books of account to disclose Agent's security interest therein and (v) delivering to Agent all letters of credit on which Borrower is named beneficiary, upon the request of Agent. Agent (or any Lender, if directed by Agent) may file, for its benefit and the benefit of the Lenders, without Borrower's signature, one or more financing statements disclosing Agent's security interest under this Agreement. Borrower agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of Borrower's agents or processors, Borrower shall notify such Person of Agent's security interest in such Collateral and, upon Agent's request, instruct them to hold all such Collateral for Agent's and the Lenders' account subject to Agent's instructions. From time to time, Borrower shall, upon Agent's request, execute and deliver confirmatory written instruments pledging the Collateral to Agent, for its benefit and the benefit of the Lenders, but Borrower's failure to do so shall not affect or limit Agent's security interest or other rights in and to the Collateral. Until the Obligations have been fully satisfied and each Lender's obligation to make further advances hereunder has terminated, Agent's security interest in the Collateral, for its benefit and the benefit of the Lenders shall continue in full force and effect.

         3.3 Preservation of Collateral. Agent may, in its Permitted Discretion, at any time discharge any lien or encumbrance on the Collateral or bond the same, pay any insurance, maintain guards, pay any service bureau, obtain any record or take any other action to preserve the Collateral and charge the cost thereof to Borrower's loan account as an Obligation.

         3.4 Insurance. Borrower will maintain and deliver evidence to Agent of such insurance as is required by Agent, written by insurers, in amounts, and with lender's loss payee, additional insured, and other endorsements, reasonably satisfactory to Agent and cause Agent for its benefit and the benefit of the Lenders to be named as an additional insured on all liability policies. All premiums with respect to such insurance shall be paid by Borrower as and when due. Accurate copies of the policies shall be delivered by Borrower to Agent (and if requested by Agent, certified copies of such policies shall be delivered to Agent). If Borrower fails to comply with this Section, Agent may (but shall not be required to) procure such insurance and endorsements at Borrower's expense and charge the cost thereof to Borrower's loan account as an Obligation. The net proceeds of any property or casualty insurance and endorsements insuring the Collateral, after deducting all costs and expenses (including attorneys' fees) of collection (to the extent such proceeds exceed $250,000 in the aggregate or in any single instance in any fiscal year of Borrower), shall be applied at Agent's option, either toward replacing or restoring the Collateral, in a manner and on terms satisfactory to Agent and acceptable to Borrower, in accordance with good business practice, or toward payment of the Obligations in accordance with Section 2.12 hereof. Any proceeds applied to the payment of Obligations shall be applied in such manner as Agent may elect in its sole discretion. In no event shall such application relieve Borrower from payment in full of all installments of principal and interest which thereafter become due in the order of maturity thereof.

         3.5      Collateral Reporting; Inventory.

         (a) Invoices. Borrower shall not re-date any invoice or sale from the original date thereof or make sales on extended terms beyond those customary in Borrower's industry, or otherwise extend or modify the term of any Receivable (except to the extent consistent with customary and good business practice). If Borrower becomes aware of any matter materially adversely affecting any material Receivable, including information affecting the credit of the account debtor thereon, Borrower shall promptly notify Agent in writing.

         (b) Instruments. In the event any Receivable is or becomes evidenced by a promissory note, trade acceptance or any other instrument for the payment of money, Borrower shall immediately upon the request of Agent deliver such instrument to Agent appropriately endorsed to Agent, for its benefit and the benefit of the Lenders.

         (c) Physical Inventory. Borrower shall conduct a physical count of the Inventory (i) at quarterly intervals prior to December 31, 1998, (ii) annually thereafter, and (iii) at such interval as Agent requests during the existence of an Event of Default; and promptly supply Agent with a copy of such accounts accompanied by a report of the value (calculated at the lower of cost or market value on a first in, first out basis) of the Inventory and such additional information with respect to the Inventory as Agent may request from time to time.
         (d) Returns. For so long as no Event of Default has occurred and is continuing and subject to the provisions of Section 3.6(b), if any account debtor returns any Inventory to Borrower in the ordinary course of its business, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the account debtor (sending a copy to Agent if the amount thereof exceeds $20,000 in any one incident) in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall upon the request of Agent (i) hold the returned Inventory in trust for Agent, for its benefit and the benefit of the Lenders, (ii) segregate all returned Inventory from all of Borrower's other property, (iii) conspicuously label the returned Inventory as Agent's property, and (iv) immediately notify Agent of the return of any Inventory, specifying the reason for such return, the location and condition of the returned Inventory, and on Agent's request deliver such returned Inventory to Agent, for its benefit and the benefit of the Lenders.

         (e) Borrower shall not consign any Inventory.

         3.6 Receivables.

         (a) Eligibility. (i) Borrower represents and warrants that each Receivable covers and shall cover a bona fide sale or lease and delivery by it of goods or the rendition by it of services in the ordinary course of its business, and shall be for a liquidated amount and Agent's security interest shall not be subject to any offset, deduction, counterclaim, rights of return or cancellation, lien or other condition (other than chargebacks). If any representation or warranty herein is breached as to any Receivable or any Receivable ceases to be an Eligible Receivable for any reason other than payment thereof, then Agent may, in addition to its other rights hereunder, designate any and all Receivables owing by that account debtor as not Eligible Receivables, except to the extent otherwise provided in the definition of Eligible Domestic Receivables; provided, that Agent shall in any such event retain, for its benefit and the benefit of the Lenders, its security interest in all Receivables, whether or not Eligible Receivables, until the Obligations have been fully satisfied and each Lender's obligation to provide loans hereunder has terminated.

         (ii) Agent at any time shall, in the exercise of its Permitted Discretion, be entitled to (i) establish and increase or decrease Loan Reserves against Eligible Receivables and Eligible Inventory, (ii) reduce the advance rates set forth in the Schedule or restore such advance rates to any level equal to or below the advance rates set forth in the Schedule or (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of "Eligible Receivables" and "Eligible Inventory," in the exercise of its Permitted Discretion. Agent may but shall not be required to rely on the schedules and/or reports delivered to Agent in connection herewith in determining the then eligibility of Receivables and Inventory. Reliance thereon by Agent from time to time shall not be deemed to limit the right of Agent to revise advance rates or standards of eligibility as provided above.

         (b) Disputes. Borrower shall notify Agent promptly of all disputes or claims and settle or adjust such disputes or claims at no expense to Agent or any Lender, but no discount, credit or allowance shall be granted to any account debtor and no returns of merchandise shall be accepted by Borrower without Agent's consent, in all instances except for disputes, claims, settlements, adjustments, discounts, credits and allowances made or given in the ordinary course of Borrower's business which are not material. Agent may, at any time after the occurrence of an Event of Default, settle or adjust disputes or claims directly with account debtors for amounts and upon terms which Agent considers advisable in its reasonable credit judgment and, in all cases, Agent shall credit Borrower's loan account with only the net amounts received by Agent in payment of any Receivables.

         3.7 Equipment. Borrower shall keep and maintain the Equipment in good operating condition and repair and make all necessary replacements thereto to maintain and preserve the value and operating efficiency thereof at all times consistent with Borrower's past practice, ordinary wear and tear excepted. Borrower shall not permit any item of Equipment to become a fixture (other than a trade fixture) to real estate or an accession to other property, except to the extent otherwise determined by applicable law.

         3.8 Other Liens; No Disposition of Collateral. Borrower represents, warrants and covenants that (a) all Collateral is and shall continue to be owned by it free and clear of all liens, claims and encumbrances whatsoever, except for Agent's security interest, Permitted Encumbrances, and such other liens, claims and encumbrances as may be permitted by the Agent in its sole discretion from time to time in writing, and (b) Borrower shall not, without Agent's prior written approval, sell, encumber or dispose of or permit the sale, encumbrance or disposal of any Collateral or all or any substantial part of any of its other assets (or any interest of Borrower therein), except for
(i) the sale of Inventory in the ordinary course of Borrower's business, (ii) and the replacement of Equipment deemed by Borrower in good faith to be commercially obsolete to Borrower's business and (iii) the sale of up to $100,000 of Equipment, in the aggregate in any fiscal year of Borrower. In the event the Agent gives any such prior written approval with respect to any such sale of Collateral, the same may be conditioned on the sale price being equal to, or greater than, an amount reasonably acceptable to the Agent. The proceeds of any such sales of Collateral shall be remitted to the Agent pursuant to this Agreement for application to the Obligations in accordance with Section 2.12 hereof.

         3.9 Collateral Security. The Obligations shall constitute one loan secured by the Collateral. Agent may, in its sole discretion, (a) exchange, enforce, waive or release any of the Collateral, and (b) during the existence of an Event of Default (i) apply Collateral and direct the order or manner of sale thereof as it may determine, and (ii) settle, compromise, collect or otherwise liquidate any Collateral in any manner without affecting its right to take any other action with respect to any other Collateral.

4.       CONDITIONS OF CLOSING.

         4.1 Initial Advance. The obligation of the Lenders to make the initial advance hereunder is subject to the fulfillment, to the satisfaction of Agent and the Lenders, and their respective counsel, of each of the following conditions on or prior to the Closing Date:

         (a) Loan Documents. Agent shall have received each of the following Loan Documents: (i) this Agreement fully and properly executed by Borrower;
(ii) promissory notes, in such amounts and on such terms and conditions as Agent shall specify, executed by Borrower; (iii) such security agreements, intellectual property assignments, pledge agreements, mortgages and deeds of trust as Agent may require with respect to this Agreement, executed by each of the parties thereto and, if applicable, duly acknowledged for recording or filing in the appropriate governmental offices; (iv) such Blocked Account, Dominion Account and other account agreements as it shall determine; and (v) such other documents, instruments and agreements in connection herewith as described in the Document Checklist and as Agent shall require, executed, certified and/or acknowledged by such parties as Agent shall designate;

         (b) Minimum Excess Availability. Borrower shall have Excess Availability (as of the Closing Date and not calculated on a thirty (30) day average) under the Revolving Credit Loans of not less than $1,750,000, after giving effect to (i) the initial advance hereunder, (ii) any applicable Loan Reserves against borrowing availability under the Revolving Credit Loans, and
(iii) payment in full of all of Borrower's accounts payable outstanding more than THIRTY (30) days from due date and all book overdrafts (but excluding amounts owed to Owens-Illinois Plastics Products, Inc. and its affiliates).

         (c) Terminations by Existing Lender. Borrower's existing lender(s) shall have executed and delivered UCC termination statements and other documentation evidencing the termination of its liens and security interests in the assets of Borrower (other than real property) in form and substance reasonably satisfactory to Agent in its sole discretion; with respect to PNC Bank, Borrower shall (i) terminate all notes, options, warrants (other than the PNC Warrant), capital stock holdings and other instruments of Borrower held by PNC Bank, (ii) pay all prepayment penalties, fees and other amounts due PNC Bank, (iii) deliver to Agent executed UCC termination statements terminating all personal property liens (excluding real property) of record in any jurisdiction naming PNC Bank (or its predecessors in interest) as secured party and Borrower as debtor, and (iv) deliver to Agent executed instruments terminating all trademark and intellectual property liens held by PNC Bank;

         (d) Charter Documents. Agent shall have received copies of the By-laws and Articles or Certificate of Incorporation, as applicable, of Borrower as amended, modified, or supplemented to the Closing Date, certified by the Secretary or other officer, as applicable;

         (e) Good Standing. Agent shall have received a certificate of corporate or partnership status with respect to Borrower dated within FIFTEEN
(15) Business Days of the Closing Date, by the Secretary of State of the state of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

         (f) Foreign Qualification. Agent shall have received certificates of corporate or partnership status with respect to Borrower, each dated within FIFTEEN (15) Business Days of the Closing Date, issued by the Secretary of State of each state in which such party's failure to be duly qualified or licensed would have a material adverse effect on its financial condition or assets, indicating that such party is in good standing;

         (g) Authorizing Resolutions and Incumbency. Agent shall have received a certificate from the Secretary of Borrower attesting to (i) the adoption of resolutions of Borrower's Board of Directors, (and shareholders if necessary), authorizing the borrowing of money from the Lenders and execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party, and authorizing specific officers of Borrower to execute same, and (ii) the authenticity of original specimen signatures of such officers;

         (h) Insurance. Agent shall have received the insurance certificates and certified copies of policies to the extent required by Section 3.4 hereof, in form and substance satisfactory to Agent and its counsel, together with an additional insured endorsement in favor of Agent, for its benefit and the benefit of the Lenders with respect to all liability policies and a lender's loss payable endorsement in favor of Agent, for its benefit and the benefit of the Lenders with respect to all casualty and business interruption policies, each in form and substance reasonably acceptable to Agent and its counsel;

         (i) Searches; Certificates of Title. Agent shall have received searches reflecting the filing of its financing statements and fixture filings in such jurisdictions as it shall determine, and shall have received certificates of title with respect to the Collateral which shall have been duly executed in a manner sufficient to perfect all of the security interests granted to Agent;

         (j) Landlord, Bailee and Mortgagee Waivers. Agent shall have received landlord, bailee and/or mortgagee waivers from the lessors, bailees and/or mortgagees of all locations where any material Collateral is located;

         (k) Fees. Borrower shall have paid all fees payable by it on the Closing Date pursuant to this Agreement;

         (l) Opinion of Counsel. Agent shall have received an opinion of Borrower's counsel covering such matters as Agent shall determine in its sole discretion;

         (m) Officer Certificate. Agent shall have received a certificate of the Senior Vice President or the Chief Financial Officer or similar official of Borrower, attesting to the accuracy of each of the representations and warranties of Borrower set forth in this Agreement and the fulfillment of all conditions precedent to the initial advance hereunder;

         (n) Solvency Certificate. Agent shall have received a signed certificate of the Borrower's duly elected Chief Financial Officer concerning the solvency and financial condition of Borrower, on Agent's standard form;

         (o) Blocked Account and/or other Account Agreements. The Blocked Account and other accounts referred to in Section 2.10(c) hereof shall have been established to the satisfaction of Agent in its sole discretion;

         (p) Environmental Assessment. If required by Agent, Borrower shall have caused a Phase I Environmental Assessment to be conducted on the property or properties owned or occupied by Borrower, all at Borrower's own expense and the results of such assessment(s) shall have been in form and substance satisfactory to Agent in its sole discretion. Such assessment(s) shall have included, in Agent's discretion, core samplings, and shall have been conducted by an environmental engineer acceptable to Agent;

         (q) Environmental Certificate. Agent shall have received an Environmental Certificate from Borrower, in form and substance satisfactory to Agent in its discretion, with respect to all locations of Collateral;

         (r) Search and References. Agent shall have received and approved the results of (i) UCC, tax lien, litigation, judgment, and bankruptcy searches, and (ii) customer, vendor and credit reference checks, each with respect to Borrower, members of the management of Borrower and other Loan Parties (as determined by Agent);

         (s) No Material Adverse Changes. Prior to the Closing Date, there shall have occurred no material adverse change in the financial condition, operations, assets or business of Borrower, or in the condition of the Collateral, from that shown on the most recent financial statements for Borrower, including, without limitation, the Prepared Financials. At the closing, Borrower shall deliver to Agent an officer's certification confirming that Borrower is unaware of the existence of any such material adverse change;

         (t) Pending Litigation. Agent and the Lenders shall have received and found acceptable, in its sole discretion, information and documents pertaining to all pending litigation to which Borrower is a party as of the Closing Date, which pending litigation is described in Exhibit F to the Schedule; and in addition, counsel to Borrower shall have provided to Agent and the Lenders summaries of the Shareholder Litigation and the Water Company Litigation and such summaries shall include, without limitation, a description of the claim and any defenses thereto Borrower intends to pursue and an estimate of the potential loss in the event of an unfavorable outcome;

         (u) Material Agreements. Agent shall have received, reviewed and approved all material agreements to which Borrower shall be a party, (as of the Closing Date);

         (v) Projections. Borrower shall submit cash flow projections and pro forma balance sheet with adjusting entries (i) showing that the proposed financing will provide sufficient funds for the Borrower's projected working capital needs, and (ii) showing: (1) that the Borrower will have reasonably sufficient capital for the conduct of its business following the initial funding, and

(2) that the Borrower will not incur debts beyond its ability to pay such debts as they mature;

         (w) ADA Compliance. As of the Closing Date, with respect to all real property owned or leased by Borrower involving a "public accommodation" within the meaning of the Americans with Disabilities Act of 1990 ("ADA"), each such real property is and shall be in compliance with the provisions of the ADA to the extent applicable to such property;

         (x) Stock Pledge. Each of USA and Powder, as pledgors ("STOCK PLEDGORS") under separate Stock Pledge Agreements of even date herewith ("STOCK PLEDGE AGREEMENTS") shall have executed and delivered the Stock Pledge Agreements, pledging in favor of Agent, for its benefit and the benefit of the Lenders, all of the issued and outstanding common capital stock of Powder, Management and Contract. Agent shall be in possession on the Closing Date of original stock certificates evidencing the shares of stock so pledged to Agent, and of undated stock Powers and Assignments Apart from Certificate, executed in blank by Stock Pledgors with respect to all such shares;

         (y) Asset Appraisal. Borrower shall have provided to Agent, at Borrower's sole cost and expense, an asset appraisal of all Borrower's fixed assets upon which Agent shall be granted a first priority lien and security interest, for its benefit and the benefit of the Lenders, which appraisal must be acceptable to Agent in all respects;

         (z) Owens Comfort Letter. Borrower shall have delivered to Agent a copy of the fully executed Owens Comfort Letter;

         (aa) PNC Bank Documents. Borrower shall have entered into, and delivered to Agent, true and complete copies of modification and termination documents pertaining to its Indebtedness to PNC Bank, N.A., in form and substance acceptable to Agent;

         (bb) EDA Payoff Letter. Borrower shall have delivered to Agent a copy of a payoff letter executed by EDA, in form and substance reasonably satisfactory to Agent, describing the amount required to be paid to the EDA to extinguish all Indebtedness of Borrower to EDA as of a date not more than sixty
(60) days after the Closing Date and including a statement by the EDA that it will release all liens in any property of Borrower in connection with such payoff; and

         (cc) Other Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed and recorded and shall be in form and substance satisfactory to Agent and its counsel including, without limitation, each of the documents listed on the Document Checklist.

         4.2 Subsequent Advances. The obligation of the Lenders to make any advance or the L/C Issuer to issue or cause any Letter of Credit to be issued hereunder shall be subject to the further conditions precedent that, on and as of the date of such advance or Letter of Credit issuance: (a) the representations and warranties of Borrower set forth in this Agreement shall be accurate, before and after giving effect to such advance or issuance and to the application of any proceeds thereof; (b) no Event of Default and no event which, with notice or passage of time or both, would constitute an Event of Default has occurred and is continuing, or would result from such advance or issuance or from the application of any proceeds thereof; (c) no material adverse change has occurred in the Borrower's business, operations, financial condition, in the condition of the Collateral or other assets of Borrower or in the prospect of repayment of the Obligations; and (d) Agent shall have received such other approvals, opinions or documents as Agent shall reasonably request.

5.       REPRESENTATIONS AND WARRANTIES.

         Borrower represents and warrants that:

         5.1 Due Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the State set forth in the Schedule, is qualified and authorized to do business and is in good standing in all states in which such qualification and good standing are necessary in order for it to conduct its business and own its property (except when the failure to be so qualified would not individually or in the aggregate materially and adversely affect Borrower's financial condition, assets, the Collateral or Borrower's ability to repay the Obligations), and has all requisite power and authority to conduct its business as presently conducted, to own its property and to execute and deliver each of the Loan Documents to which it is a party and perform all of its Obligations thereunder, and has not taken any steps to wind-up, dissolve or otherwise liquidate its assets;

         5.2 Other Names. Borrower has not, during the preceding FIVE (5) years, been known by or used any other corporate or fictitious name except as set forth in the Schedule, nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during such time;

         5.3 Due Authorization. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been authorized by all necessary corporate action and do not and shall not constitute a violation of any applicable law or of Borrower's Articles or Certificate of Incorporation or By-Laws, or other organizational or governing documents, as applicable, or any other document, agreement or instrument to which Borrower is a party or by which Borrower or its assets are bound;

         5.4 Binding Obligation. Each of the Loan Documents to which Borrower is a party is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms except as may be limited by principles of equity and bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally;

         5.5 Intangible Property. Borrower possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks, trademark applications and trade names for the present conduct of its business without any known conflict with the rights of others, and each is valid and has been duly registered or filed with the appropriate governmental authorities; as of the Closing Date, Borrower has no patents, patent rights, patent applications or patent licenses and Borrower shall notify Agent in writing in the event that after the Closing Date Borrower acquires any patents, patent rights, patent applications or patent licenses, and execute and deliver to Agent, for its benefit and the benefit of the Lenders, security agreements and related documents evidencing the lien of Agent thereon; and each of Borrower's copyrights, trademarks and trademark applications which have been registered or filed with any governmental authority (including the U.S. Patent and Trademark Office and the Library of Congress) are listed by name, date and filing number in Exhibit A to the Schedule;

         5.6 Capital. Borrower has capital sufficient to conduct its business, is able to pay its debts as they mature, and owns property having a fair salable value greater than the amount required to pay all of its debts as required to be accounted for under GAAP;

         5.7 Material Litigation. Borrower has no pending or overtly threatened litigation, actions or proceedings which would materially and adversely affect its business, assets, operations, prospects or condition, financial or otherwise, or the Collateral or any of Agent's interests therein, except for the Shareholder Litigation and the Water Company Litigation;

         5.8 Title; Security Interests of Agent. Borrower has good, indefeasible and merchantable title to the Collateral and, upon the execution and delivery of the Loan Documents, the filing of UCC-1 Financing Statements, delivery of the certificate(s) evidencing any pledged securities, the filing of any collateral assignments or security agreements regarding Borrower, Trademarks, Copyrights, Licenses and/or Patents, if any, with the appropriate governmental offices, in each case in the appropriate offices, this Agreement and such documents shall create in Agent, for its benefit and the benefit of the Lenders, valid and perfected first priority liens in the Collateral, subject only to Permitted Encumbrances;

         5.9 Restrictive Agreements; Labor Contracts. Borrower is not a party or subject to any contract or subject to any charge, corporate restriction, judgment, decree or order materially and adversely affecting its business, assets, operations, prospects or condition, financial or otherwise, or which restricts its right or ability to incur Indebtedness, (except for documents pertaining to EDA and Indebtedness secured by real property). In addition, no labor contract (other than employment agreements with individual employees) is scheduled to expire during the Initial Term of this Agreement, except as disclosed to Agent in writing prior to the date hereof and Borrower is not party to any labor dispute;

         5.10 Laws. Borrower is not in violation of any applicable statute, regulation, ordinance or any order of any court, tribunal or governmental agency, in any respect materially and adversely affecting the Collateral or its business, assets, operations, prospects or condition, financial or otherwise;

         5.11 Consents. Borrower has obtained or caused to be obtained or issued any required consent of a governmental agency or other Person in connection with the financing contemplated hereby;

         5.12 Defaults. Borrower is not in default with respect to any note, indenture, loan agreement, mortgage, lease, deed or other material agreement to which it is a party or by which it or its assets are bound, nor has any



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



event occurred which, with the giving of notice or the lapse of time, or both, would cause such a default, except with respect to the EDA documents;

         5.13 Financial Condition. The Prepared Financials fairly present Borrower's financial condition and results of operations and those of such other Persons described therein as of the date thereof in accordance with GAAP; there are no material omissions from the Prepared Financials or other facts or circumstances not reflected in the Prepared Financials; and there has been no material and adverse change in such financial condition or operations since the date of the initial Prepared Financials delivered to Agent and the Lenders hereunder;

         5.14 ERISA. None of Borrower, any ERISA Affiliate, any Plan or Pension Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a) or any of the published interpretations thereunder, nor has Borrower or any ERISA Affiliate received any notice to such effect, which has resulted or will result in a material liability. No notice of intent to terminate a Pension Plan has been filed under
Section 4041 of ERISA, nor has any Plan or Pension Plan been terminated under ERISA. The PBGC has not instituted proceedings to terminate, or appointed a trustee to administer, a Pension Plan. No lien upon the assets of Borrower has arisen with respect to a Pension Plan. Except as described in Exhibit B to the Schedule (i) no prohibited transaction with respect to a Plan or Pension Plan, and no Reportable Event (for which notice is required) with respect to a Pension Plan, has occurred, (ii) neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan, (iii) Borrower and each ERISA Affiliate have made all contributions required to be made by them to any Plan, Pension Plan or Multiemployer Plan when due, and (iv) there is no accumulated funding deficiency in any Pension Plan, whether or not waived;

         5.15 Taxes. Borrower has filed all tax returns and such other reports as it is required by law to file and has paid or made adequate provision for the payment on or prior to the date when due (including applicable extensions) of all taxes, assessments and similar charges that are due and payable;

         5.16 Locations; Federal Tax ID No. Borrower's chief executive office and the offices and locations where it keeps the Collateral (except for Inventory in transit) are only at the locations set forth in Exhibit C to the Schedule, except to the extent that such locations may have been changed after written notice to Agent in accordance with Section 9.12 hereof; Borrower's federal tax identification number is as shown in the Schedule;

         5.17 Business Relations. There exists no actual or threatened termination, cancellation or limitation of, or, to the knowledge of Borrower, any modification or change in, the business relationship between Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and, to the knowledge of Borrower, there exists no present condition or state of facts or circumstances which would materially and adversely affect Borrower or prevent Borrower from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted;

         5.18 Millennium Compliance. Borrower has commenced all action necessary to assure that there will be no material adverse change to Borrower's business by reason of the advent of the year 2000, including, without limitation, that all computer-based systems, embedded microchips and other processing capabilities will effectively recognize and process dates after April 1, 1999; and

         5.19 Reaffirmations. Each request for a Loan made by Borrower pursuant to this Agreement shall constitute (i) an automatic representation and warranty by Borrower to Agent and the Lenders that there does not then exist any Event of Default and (ii) a reaffirmation as of the date of said request and each Loan advance of all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents.

6.       COVENANTS.

         6.1 Affirmative Covenants. Borrower covenants that, so long as any Obligation remains outstanding and this Agreement is in effect, it shall:

                  6.1.1 Taxes. File all tax returns and pay or make adequate provision for the payment of all taxes, assessments and other charges on or prior to the date when due (including any extensions);

                  6.1.2 Notice of Litigation. Promptly notify Agent in writing of any litigation, suit or administrative proceeding which may materially and adversely affect the Collateral or Borrower's business, assets, operations, prospects or condition, financial or otherwise, whether or not the claim is covered by insurance;

                  6.1.3 ERISA. Notify Agent in writing (i) promptly upon the occurrence of any event described in, and for which notice is required under,
Section 4043 of ERISA, other than a termination, partial termination or merger of a Pension Plan or a transfer of a Pension Plan's assets and (ii) prior to any termination, partial termination or merger of a Pension Plan or a transfer of a Pension Plan's assets;

                  6.1.4 Change in Location. Notify Agent in writing FORTY-FIVE
(45) days prior to any change in the location of Borrower's chief executive office or the location of any Collateral, or Borrower's opening or closing of any other place of business;

                  6.1.5 Corporate Existence. Maintain its corporate existence and its qualification to do business and good standing in all states necessary for the conduct of its business and the ownership of its property (except where the failure to be so qualified would not individually or in the aggregate materially and adversely affect Borrower's financial condition, assets, the Collateral or Borrower's ability to repay the Obligations) and maintain adequate assets, licenses, patents, copyrights, trademarks and trade names for the conduct of its business;

                  6.1.6 Labor Disputes. Promptly notify Agent in writing of any labor dispute (other than disputes in the ordinary course of business which are not material to Borrower's labor relations) to which Borrower is or may become subject and the expiration of any collective bargaining labor contract to which Borrower is a party or bound;

                  6.1.7 Violations of Law. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to Borrower which may materially and adversely affect the Collateral or Borrower's business, assets, prospects, operations or condition, financial or otherwise;

                  6.1.8 Defaults. Notify Agent in writing within FIVE (5) Business Days of Borrower's default under any note, indenture, loan agreement, mortgage, lease or other agreement to which Borrower is a party or by which Borrower is bound, or of any other default under any Indebtedness for Borrowed Money of Borrower, in each case involving obligations of Borrower in excess of $100,000;

                  6.1.9 Capital Expenditures. Promptly notify Agent in writing of the making of any Capital Expenditure materially affecting Borrower's business, assets, prospects, operations or condition, financial or otherwise, except to the extent permitted in the Schedule;

                  6.1.10 Books and Records. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP, reflecting all of its financial transactions;

                  6.1.11 Leases; Warehouse Agreements. Provide Agent with (i) copies of all agreements between Borrower and any landlord, warehouseman or bailee which owns any premises at which any Collateral may, from time to time, be located (whether for processing, storage or otherwise), and (ii) without limiting the landlord, bailee and/or mortgagee waivers to be provided pursuant to Section 4.1(j) hereof, additional landlord, bailee and/or mortgagee waivers in form acceptable to Agent with respect to (a) all locations where any material Collateral is hereafter located, and (b) any location for which Borrower has delivered to Agent a landlord, mortgagee or bailee agreement if such landlord, mortgagee or bailee transfers its interests in the underlying premises after the date of such delivery to Agent, in each case promptly after Borrower's knowledge thereof;

                  6.1.12 Additional Documents. At Agent's request, promptly execute or cause to be executed and delivered to Agent any and all documents, instruments or agreements deemed necessary by Agent to facilitate the collection of the Obligations or the Collateral or otherwise to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents. Without limiting the generality of the foregoing, if any of the Receivables with a face value in excess of $25,000 arises out of a contract with the United States of America or any department, agency, subdivision or instrumentality thereof, Borrower shall promptly notify Agent of such fact in writing and, to the extent Borrower requests such Receivable to qualify as an Eligible Receivable, shall execute any instruments and take any other action required or requested by Agent to comply with the provisions of the Federal Assignment of Claims Act;

                  6.1.13 Financial Covenants. Comply with the financial covenants set forth in the Schedule;

                  6.1.14 Millennium Compliance. Borrower shall take all action necessary to assure that there will be no material adverse change to Borrower's business by reason of the advent of the year 2000, including without limitation that all computer-based systems, embedded microchips and other processing capabilities effectively recognize and process dates after April 1, 1999. At Agent's request, Borrower shall provide to Agent assurance reasonably acceptable to Agent that Borrower's computer-based systems, embedded microchips and other processing capabilities are year 2000 compatible;

                  6.1.15 Bank Accounts. Notify Agent in writing prior to establishing any bank account not listed on Exhibit D to the Schedule, and deliver to Agent, for its benefit and the benefit of the Lenders, an Assignment of Bank Accounts Agreement, in form and substance reasonably satisfactory to Agent, acknowledged by the bank at which such account is to be established; and

                  6.1.16 Rent Payments. Deliver to Agent a canceled check (or certified check copy) or other evidence satisfactory to Agent, evidencing the payment of Borrower's monthly rent for its facility at 1735 Jersey Avenue, North Brunswick, New Jersey, on or prior to the fifteenth (15th) day of each calendar month with respect to the immediately preceding calendar month, commencing on October 15, 1998 and continuing for each month thereafter until the earlier of (i) the date that all of the Obligations of Borrower have been paid in full, or (ii) the date that Borrower delivers to Agent a Landlord Agreement, in form and substance satisfactory to Agent (including, without limitation, for a cure period in favor of Agent of at least thirty (30) days) with respect to such facility.

                  6.1.17 Chicago Lease. With respect to the Chicago Lease for the Chicago Facility (for which Borrower has delivered to Agent a Collateral Assignment and Assumption Agreement and a Landlord Agreement), provide Agent with a replacement acknowledgment by landlord to the Collateral Assignment and Assumption Agreement and a replacement Landlord Agreement, each in form and substance acceptable to Agent, if the landlord to the Chicago Lease transfers or sells its interests in the Chicago Facility after the date hereof, promptly (but not later than thirty (30) days) after Borrower's knowledge of any such sale or transfer.

         6.2 Negative Covenants. Without the prior written consent of Agent, which consent Agent may withhold in its sole discretion, so long as any Obligation remains outstanding and this Agreement is in effect, Borrower shall not:

                  6.2.1 Mergers, Etc.. Merge or consolidate with or acquire any other Person, create any Subsidiary, or make any other material change in its capital structure or in its business or operations which might adversely affect the repayment of the Obligations;

                  6.2.2 Loans. Make advances, loans or extensions of credit to, or invest in, any Person except for loans or cash advances to employees (i) in the amount of $341,000 until December 31, 1998, and (ii) as of January 1, 1999 and thereafter, not in excess of an aggregate amount of $205,000 in any fiscal year of Borrower, on a Consolidated basis;

                  6.2.3 Dividends. Declare or pay cash dividends upon any of its stock or ownership interests or distribute any of its property or redeem, retire, purchase or acquire directly or indirectly any of its stock or ownership interests;

                  6.2.4 Adverse Transactions. Enter into any transaction which materially and adversely affects the Collateral or its ability to repay the Obligations in full as and when due;

                  6.2.5 Indebtedness of Others. Guarantee or become directly or contingently liable for the Indebtedness of any Person, on a Consolidated basis, except by endorsement of instruments for deposit and except for the existing guarantees made by Borrower prior to the date hereof if described in Exhibit E to the Schedule;

                  6.2.6 Repurchase. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or any other repurchase or return basis;

                  6.2.7 Name. Use any corporate or fictitious name other than its corporate name as set forth in its Articles or Certificate of Incorporation on the date hereof or as set forth in the Schedule;

                  6.2.8 Prepayment. Prepay any Indebtedness other than (i) trade payables, (ii) the Obligations, (iii) Indebtedness to EDA, provided that all liens in any property and assets of Borrower are released by EDA contemporaneously with such prepayment, and

(iii) Indebtedness to PNC Bank and 101 Realty Associates, L.L.C., upon terms and subject to replacement real estate financing satisfactory to Agent (as provided in paragraph 5 of the "Additional Provisions" portion of the Schedule), provided that all liens in any property and assets of Borrower are released by such lender contemporaneously with such prepayment;

                  6.2.9 Capital Expenditure. Make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by Borrower in any fiscal year would exceed the amount set forth in the Schedule;

                  6.2.10 Indebtedness. On a Consolidated basis, create, incur, assume or permit to exist any Indebtedness other than (i) the Obligations, (ii) trade payables and other contractual obligations to suppliers and customers and operating leases, all incurred in the ordinary course of business, (iii) Indebtedness in respect of Capital Leases and purchase money Indebtedness not in excess of $50,000 in the aggregate in any fiscal year, (iv) Indebtedness described in the Owens Comfort Agreement, (v) Indebtedness described in that certain Forbearance Agreement with Sanwa Business Credit Corporation, dated April 16, 1998, pertaining to that certain Installment Payment Agreement (Number 119) re: Oracle Credit Corporation, (vi) Indebtedness secured by real property, (vii) Indebtedness existing in connection with the Shareholder Litigation including that certain promissory note of USA to be issued in connection therewith pursuant to the June, 1998 Memorandum of Understanding entered into by USA in connection with such Shareholder Litigation, and (viii) other Indebtedness existing on the date of this Agreement and described in Exhibit E to the Schedule (except Indebtedness paid on the date of this Agreement from proceeds of the initial advances hereunder);

                  6.2.11 Affiliate Transactions. Except as set forth below, sell, transfer, distribute or pay any money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or Indebtedness, or any property, of any Affiliate, or become liable on any guaranty of the indebtedness, dividends or other obligations of any Affiliate except loans and advances to employees to the extent permitted by
Section 6.2.2 hereof. If no Event of Default exists, Borrower may engage in transactions with Affiliates in the normal course of business, in amounts and upon terms which are fully disclosed to Agent and which are no less favorable to Borrower than would be obtainable in a comparable arm's length transaction with a Person who is not an Affiliate;

                  6.2.12 Nature of Business. Enter into any new unrelated business or make any material change in any of Borrower's business objectives, purposes or operations;

                  6.2.13 Agent's and Lenders' Names. Use the name of Agent or any Lender in connection with any of Borrower's business or activities, except in connection with (i) internal business matters, (ii) as required in dealings with governmental agencies and financial institutions or with trade creditors of Borrower, solely for credit reference purposes, (iii) public financial reporting required by law, (iv) press releases with the prior approval of Agent, which shall not be unreasonably withheld, and (v) investor relations in the ordinary course of business;

                  6.2.14 Margin Security. Borrower will not (and has not in the past) engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G or Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan or other advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or in any manner which might cause such Loan or other advance or the application of such proceeds to violate (or require any regulatory filing under) Regulation G, Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System, in each case as in effect on the date or dates of such Loan or other advance and such use of proceeds. Further, no proceeds of any Loan or other advance will be used to acquire any security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934;

                  6.2.15 Real Property. Purchase or acquire any real property without Agent's prior written consent. A condition precedent to any request for such consent shall include delivery of appropriate environmental reports and analysis, in form and substance satisfactory to Agent and its counsel;

                  6.2.16 PNC Warrant. With respect to USA, make any payment or distribution, directly or indirectly, of cash or other property (other than common stock) in respect of the exercise of the PNC Warrant other than as may be made to all stockholders of USA generally;

                  6.2.17 Applications. Grant or permit to exist any lien or security interest, in favor of any Person other than Agent, in any applications for any tradename, trademark, copyright and patent; or

                  6.2.18 Non-Borrower Subsidiaries. Make any payment, distribution or transfer of any money (including, without limitation, Loan proceeds) from Borrower to NJMO, NJMO Holdings or any other Subsidiary of Borrower which is not a Borrower under this Agreement, except rent and related escrow payments from USA to NJMO Holdings (or another Real Estate Subsidiary acceptable to Agent) in accordance with its lease agreement in an annual aggregate amount of such rental payments and escrow amounts as is reasonably acceptable to Agent; and no Real Estate Subsidiary shall have any assets or operations or own any property or Collateral and shall not engage in any business activity, other than (i) the ownership of all of the issued and outstanding capital stock of another Real Estate Subsidiary, and (ii) the operation and ownership of the fee ownership interest of Borrower in real property, including, without limitation, the Okonite Distribution facility of Borrower located in New Brunswick, New Jersey and the manufacturing/distribution facility of Borrower located in Harrisonville, Missouri; and any transfer of fee ownership real property interests by Borrower to any Real Estate Subsidiary shall expressly exclude all personal property of Borrower and the Collateral

7.       DEFAULT AND REMEDIES.

         7.1 Events of Default. Any one or more of the following events shall constitute an Event of Default under this Agreement:

         (a) Borrower fails to pay when due and payable any portion of the Obligations at stated maturity, upon acceleration or otherwise;

         (b) Borrower or any other Loan Party (i) fails to perform any of the covenants contained in Sections 6.1.2 (Notice of Litigation), 6.1.3 (ERISA),
6.1.6 (Labor Disputes), 6.1.7 (Violations of Law), 6.1.9 (Capital Expenditures), 6.1.12 (Additional Documents), or 9.1(b) and 9.1(c) (Reporting Requirements) of this Agreement and such failure shall continue for five (5) Business Days; provided, however, that such period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower or any other Loan Party of any such covenant, or (ii) fails or neglects to perform, keep, or observe any Obligation including, but not limited to, any term, provision, condition, covenant or agreement contained in any Loan Document to which Borrower or such other Loan Party is a party, other than those described in Sections 7.1(a), 7.1(b)(i);

         (c) Any material adverse change occurs in Borrower's business, assets, operations, prospects or condition, financial or otherwise;

         (d) The prospect of repayment of any portion of the Obligations or the value or priority of Agent's security interest in the Collateral is materially impaired;

         (e) Any portion of Borrower's assets in excess of $25,000 is seized, attached, subjected to a writ or distress warrant, is levied upon or comes into the possession of any judicial officer, and is not released or terminated within forty-five (45) days thereafter;

         (f) Borrower or any Real Estate Subsidiary shall generally not pay its debts as they become due or shall enter into any agreement (whether written or oral), or offer to enter into any agreement, with all or a significant number of its creditors regarding any moratorium or other indulgence with respect to its debts or the participation of such creditors or their representatives in the supervision, management or control of the business of Borrower or any Real Estate Subsidiary;

         (g) Any bankruptcy or other insolvency proceeding is commenced by Borrower or any Real Estate Subsidiary or any such proceeding is commenced against Borrower or any Real Estate Subsidiary and remains undischarged or unstayed for forty-five (45) days;

         (h) Any notice of lien, levy or assessment is filed of record (other than Permitted Encumbrances) with respect to any of Borrower's assets in excess of $25,000 is not released or terminated within forty-five (45) days after the date of such filing;

         (i) Any judgments (except in respect of the Shareholder Litigation) are entered against Borrower in an aggregate amount exceeding $250,000 in any fiscal year, on a Consolidated basis; that are not covered by insurance and all such judgments shall not have been satisfied, stayed or bonded pending appeal within forty-five (45) days from the entry thereof, provided that all rights of execution on any attachment or judgment lien or other action by such judgment creditor against Borrower and the Collateral have been discharged or stayed;

         (j) Any default shall occur (after expiration of any applicable cure period) under any material agreement between Borrower and any third party which would result in a right by such third party to accelerate the maturity of any Indebtedness of Borrower to such third party;

         (k) Any representation or warranty made or deemed to be made by Borrower, any Affiliate or any other Loan Party in any Loan Document or any other statement, document or report made or delivered to Agent or any Lender in connection therewith shall prove to have been misleading in any material respect;

         (l) Except as described in Exhibit B to the Schedule (i) any Prohibited Transaction with respect to a Plan or Pension Plan, or any Reportable Event with respect to a Pension Plan, shall occur which could have a material adverse effect on the financial condition of Borrower; any lien upon the assets of Borrower in connection with any Pension Plan shall arise, (ii) Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates are required to pay to any Plan, Pension Plan, or any Multiemployer Plan as one or more contributions thereto, or (iii) Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, with respect to a Pension Plan, whether or not waived;

         (m) Borrower agrees to pay or pays amounts in connection with the Shareholder Litigation which amounts are in excess of the payments permitted under the "Shareholder Litigation Payment" provisions of Section 3 of the "Additional Provisions" set forth in the Schedule;

         (n) Borrower breaches or fails to comply with any payment obligations or other material terms of the Owens Comfort Letter;

         (o) Any transfer by USA of any issued and outstanding capital stock of any direct or indirect Subsidiary of USA, except as between any one of them; or

         (p) Any Change of Control of USA which after written notice thereof, is not acceptable to Agent.

         NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE LENDERS RESERVE THE RIGHT TO CEASE MAKING ANY ADVANCES OR LOANS DURING ANY CURE PERIOD STATED ABOVE, AND THEREAFTER IF AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING.

         7.2 Remedies. Upon the occurrence of an Event of Default, the Lenders may, at their option and in their sole discretion and in addition to all other rights under the Loan Documents, cease making Loans, terminate this Agreement and/or declare all of the Obligations to be immediately payable in full. Borrower agrees that Agent and the Lenders shall also have all of its rights and remedies under applicable law, including, without limitation, the default rights and remedies of a secured party under the Code, and upon the occurrence of an Event of Default Borrower hereby consents to the appointment of a receiver by Agent in any action initiated by Agent pursuant to this Agreement and to the jurisdiction and venue set forth in Section 9.25 hereof, and Borrower waives notice and posting of a bond in connection therewith. Further, Agent may, at any time, take possession of the Collateral and keep it on Borrower's premises, at no cost to Agent or any Lender, or remove any part of it to such other place(s) as Agent may desire, or Borrower shall, upon Agent's demand, at Borrower's sole cost, assemble the Collateral and make it available to Agent at a place reasonably convenient to Agent. Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as Agent deems advisable, at Agent's discretion, and may, if Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Borrower agrees that neither the Agent nor any Lender has any obligation to preserve rights to the Collateral or marshall any Collateral for the benefit of any Person. Agent, for its benefit and the benefit of the Lenders, is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, name, trade secrets, trade names, trademarks and advertising matter, or any similar property, in completing production, advertising or selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Agent, for its benefit and the benefit of the Lenders. Any requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at its address set forth in the heading to this Agreement at least FIVE (5) days before sale or other disposition. The proceeds of sale shall be applied, first, to all attorneys fees and other expenses of sale, and second, to the Obligations in such order as Agent shall elect, in its sole discretion. Agent shall return any excess to Borrower and Borrower shall remain liable for any deficiency to the fullest extent permitted by law.

         7.3 Standards for Determining Commercial Reasonableness. Borrower and Agent and each Lender agree that the following conduct by Agent with respect to any disposition of Collateral shall conclusively be deemed commercially reasonable (but other conduct by Agent, including, but not limited to, Agent's use in its sole discretion of other or different times, places and manners of noticing and conducting any disposition of Collateral shall not per se be deemed unreasonable): Any public or private disposition: (i) as to which on no later than the FIFTH (5TH) calendar day prior thereto written notice thereof is mailed or personally delivered to Borrower and, with respect to any public disposition, on no later than the FIFTH (5TH) calendar day prior thereto notice thereof describing in general non-specific terms, the Collateral to be disposed of is published once in a newspaper of general circulation in the county where the sale is to be conducted (provided that no notice of any public or private disposition need be given to the Borrower or published if the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market); (ii) which is conducted at any place designated by Agent, with or without the Collateral being present; and (iii) which commences at any time between 8:00 A.M. and 5:00 P.M. Without limiting the generality of the foregoing, Borrower expressly agrees that, with respect to any disposition of accounts, instruments and general intangibles, it shall be commercially reasonable for Agent to direct any prospective purchaser thereof to ascertain directly from Borrower any and all information concerning the same, including, but not limited to, the terms of payment, aging and delinquency, if any, the financial condition of any obligor or account debtor thereon or guarantor thereof, and any collateral therefor.

8.       EXPENSES AND INDEMNITIES.

         8.1 Expenses. Borrower covenants that, so long as any Obligation remains outstanding and this Agreement remains in effect, it shall promptly reimburse Agent and each Lender for all reasonable costs, fees and expenses incurred by Agent in connection with the negotiation, preparation, execution, delivery, administration of each of the Loan Documents, and incurred by Agent and the Lenders in connection with the enforcement of each of the Loan Documents, including, but not limited to, the attorneys' and paralegals' fees of in-house and outside counsel, expert witness fees, lien, title search and insurance fees, appraisal fees, all charges and expenses incurred in connection with any and all environmental reports and environmental remediation activities, and all other costs, expenses, taxes and filing or recording fees payable in connection with the transactions contemplated by this Agreement, including without limitation all such costs, fees and expenses as Agent shall incur or for which Agent shall become obligated in connection with (i) any inspection or verification of the Collateral, (ii) any proceeding relating to the Loan Documents or the Collateral, (iii) actions taken with respect to the Collateral and Agent's security interest therein, including, without limitation, the defense or prosecution of any action involving Agent, or any Lender, and Borrower or any third party, (iv) enforcement of any of Agent's and the Lenders' rights and remedies with respect to the Obligations or Collateral and (v) consultation with Agent's and the Lender's attorneys and participation in any workout, bankruptcy or other insolvency or other proceeding involving any Loan Party or any Affiliate, whether or not suit is filed or the issues are peculiar to federal bankruptcy or state insolvency laws in all instances in accordance with the terms hereof. Borrower shall also pay Agent, for its benefit and the ratable benefit of the Lenders, charges in connection with bank wire transfers, forwarding of loan proceeds, deposits of checks and other items of payment, returned checks, establishment and maintenance of lockboxes and other Blocked Accounts, and all other bank and administrative matters, in accordance with Agent's schedule of bank and administrative fees and charges in effect from time to time.

         8.2 Environmental Matters.

         The Environmental Certificate dated on or about the date of this Agreement is incorporated herein for all purposes as if fully stated in this Agreement.

9.       MISCELLANEOUS.

         9.1 Examination of Records; Financial Reporting.

         (a) Examinations. Agent and the Lenders shall at all reasonable times and with reasonable notice to Borrower (unless an Event of Default shall then exist) have full access to and the right to examine, audit, make abstracts and copies from and inspect Borrower's records, computer data, files, books of account and all other documents, instruments and agreements relating to the

Collateral and the right to check, test and appraise the Collateral, using good faith efforts to minimize disruption to Borrower's business. Borrower shall deliver to Agent and the Lenders any instrument necessary for Agent and the Lenders to obtain records from any service bureau maintaining records for Borrower. All instruments and certificates prepared by Borrower showing the value of any of the Collateral shall be accompanied, upon request, by copies of related purchase orders and invoices. Agent may, at any time after the occurrence and during the continuance of an Event of Default, remove from Borrower's premises Borrower's books and records (or copies thereof) or require Borrower to deliver such books and records or copies to Agent. Agent may, without expense to Agent or the Lenders, use such of Borrower's personnel, supplies and premises as may be reasonably necessary for maintaining or enforcing Agent's security interest.

         (b) Reporting Requirements. Borrower shall furnish Agent and the Lenders, upon request, such information and statements as Agent and the Lenders shall reasonably request from time to time regarding Borrower's business affairs, financial condition and the results of its operations. Without limiting the generality of the foregoing, Borrower shall provide Agent with:

         (i) at least as frequently as Borrower requests Revolving Credit Loans, but not less frequently than on a weekly basis, Agent's standard form collateral and loan report, together with accounts receivable certifications and notice of assignment documents together with cash receipt and revenue reports;

         (ii) upon Agent's request, copies of sales journals, cash receipt journals, deposit slips, copies of invoices, customer statements and credit memoranda issued, remittance advices and reports, evidence of billing and copies of shipping and delivery documents;

         (iii) within TEN (10) Business Days after the end of each month, (1) monthly agings (aged from due date) and reconciliations of Receivables (with listings of concentrated accounts and reconciliations to collateral reports),
(2) monthly agings (aged from due date) of accounts payable, with outstanding and held check registers and (3) monthly perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are reasonably requested by Agent;

         (iv) for each month other than December in each year, within THIRTY
(30) days after the end of each month, Consolidated unaudited financial statements with respect to the prior month prepared on a basis consistent with such statements prepared in prior months and otherwise in accordance with GAAP, provided that (A) no such monthly reports will be required until January, 1999, and (B) for the months of January and February 1999, unaudited financial statements within FORTY-FIVE (45) days after the end of such months and for each of March, June and September of each fiscal year of Borrower, Borrower may deliver such Consolidated unaudited financial statements in accordance with subparagraph "(v)" below;

         (v) within FIFTY (50) days after the end of each quarter but in no event more than FIVE (5) days after the date of filing with the Securities and Exchange Commission, Consolidated unaudited financial statements with respect to the prior quarter prepared on a basis consistent with such statements prepared in prior quarters and otherwise in accordance with GAAP, it being acknowledged that Borrower's delivery of its 10Q report will satisfy the foregoing reporting requirement;

         (vi) audited annual Consolidated financial statements, prepared in accordance with GAAP applied on a basis consistent with the most recent Prepared Financials provided to Agent by Borrower, including balance sheets, income and cash flow statements, accompanied by the unqualified report thereon of independent certified public accountants reasonably acceptable to Agent as soon as available, and in any event, within ONE HUNDRED (100) days after the end of each fiscal year of Borrower, it being acknowledged that Borrower's delivery of its 10K report will satisfy the foregoing reporting requirement, together with the management letter, in the form provided to the auditors and shareholders of Borrower within ONE HUNDRED FIFTY (150) days after the end of each fiscal year of Borrower;

         (vii) at least FIFTEEN (15) days prior to the end of each fiscal year of Borrower, annual operating budgets (including income statements, balance sheets and cashflow statements, by month) for the upcoming fiscal year of Borrower; and

         (viii) such certificates relating to the foregoing as Agent may reasonably request, including, without limitation, a certificate from the president or the chief financial officer of Borrower ("COMPLIANCE CERTIFICATE") QUARTERLY with regard to Borrower's compliance with each of the financial covenants set forth in this Agreement (as required by Section 6.1.13 of the Schedule), and MONTHLY with regard to all other covenants, in each case also stating whether any Event of Default has occurred or event which, with giving of notice or the passage of time, or both, would constitute an Event of Default, and if so, the steps being taken to prevent or cure such Event of Default, and such other certificates relating to the reporting requirements set forth in this Section 9.1 as Agent shall reasonably request. All reports or financial statements submitted by Borrower shall be in reasonable detail and shall be certified by the chief financial officer of Borrower as being complete and correct.

         (c) Public Company Reporting. In addition to the reporting requirements under Section 9.1(b) above, Borrower shall deliver to Agent, (i) all press releases made available generally by USA or any of its Subsidiaries to the public concerning material developments in the business of USA or any such Subsidiary and all notifications received from the Securities and Exchange Commission by USA or its Subsidiaries which are of public record pursuant to the Securities Exchange Act of 1934 and the rules promulgated thereunder, and
(ii) true and complete copies of all financial statements, reports, notices and documents sent or made available by USA to its securities holders or publicly filed with the Securities and Exchange Commission, any other federal agency at any time administering United States securities laws and with any other governmental agency (including, without limitation, 10Q reports, 10K reports, proxy statements and registration statements), within FIVE (5) Business Days after such reports are filed; but in no event more than FIVE (5) Business Days after the due date of such documents.

         9.2      Term; Termination.

         (a) Term. The initial term of this Agreement shall be as set forth in the Schedule (the "INITIAL TERM") and shall be automatically renewed for one or more successive periods of ONE (1) year (each, a "RENEWAL TERM"), unless earlier terminated as provided herein.

         (b) Prior Notice. Each party shall have the right to terminate this Agreement effective at the end of the Initial Term or at the end of any Renewal Term by giving the other party written notice not less than SIXTY (60) days prior to the effective date of such termination, by registered or certified mail.
         (c) Payment in Full. Upon the effective date of termination, the Obligations shall become immediately due and payable in full in cash.

         (d) Early Termination; Termination Fee. In addition to the procedure set forth in Section 9.2(b), Borrower may terminate this Agreement at any time but only upon SIXTY (60) days' prior written notice and prepayment of the Obligations. Upon any such early termination by Borrower or any termination of this Agreement by the Lenders upon the occurrence of an Event of Default, then, and in any such event, Borrower shall pay to Agent, for the ratable benefit of the Lenders, upon the effective date of such termination a fee (the "TERMINATION FEE") in an amount equal to the amount set forth in the Schedule.

         9.3 Recourse to Security; Certain Waivers. All Obligations shall be payable by Borrower as provided for herein and, in full, at the termination of this Agreement; recourse to security shall not be required at any time. Borrower waives presentment and protest of any instrument and notice thereof, notice of default and, to the extent permitted by applicable law, all other notices to which Borrower might otherwise be entitled.

         9.4 No Waiver by Agent or Lenders. Neither Agent's nor any Lenders failure to exercise any right, remedy or option under this Agreement, any supplement, the Loan Documents or other agreement between Agent, and/or any Lender, and Borrower nor any delay by Agent or any Lender in exercising the same shall operate as a waiver. No waiver by Agent nor any waiver by the Lenders shall be effective unless in writing and then only to the extent stated. No waiver by Agent nor any Lender shall affect their right to require strict performance of this Agreement. The rights and remedies of Agent and the Lenders shall be cumulative and not exclusive.

         9.5 Binding on Successor and Assigns. All terms, conditions, promises, covenants, provisions and warranties shall inure to the benefit of and bind the respective representatives, successors and assigns of Borrower, Agent and the Lenders.

         9.6 Severability. If any provision of this Agreement shall be prohibited or invalid under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

         9.7 Amendments; Assignments. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower, Agent, and the Lenders to the extent required by the Agency Agreement. Borrower may not sell, assign or transfer any interest in this Agreement or any other Loan Document, or any portion thereof, including, without limitation, any of Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to any Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender's rights, title, interests, remedies, powers and duties hereunder or thereunder in accordance with the provisions of the Agency Agreement. In connection therewith, the Lenders may disclose all documents and information which the Lenders now or hereafter may have relating to Borrower or Borrower's business.

         9.8 Integration. This Agreement, together with the Schedule (which is a part hereof) and the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions contemplated hereby.

         9.9 Survival. All of the representations and warranties of Borrower contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties. No termination of this Agreement or of any guaranty of the Obligations shall affect or impair the powers, obligations, duties, rights, representations, warranties or liabilities of the parties hereto and all shall survive such termination.

         9.10 Evidence of Obligations. Each Obligation may be evidenced by notes or other instruments issued or made by Borrower to the Lenders. If not so evidenced, such Obligation shall be evidenced solely by entries upon the books and records of the Lenders.

         9.11 Loan Requests. Each oral or written request for a loan by any Person who purports to be any employee, officer or authorized agent of Borrower shall be made to Agent on or prior to 11:00 A.M., Eastern time, on the Business Day on which the proceeds thereof are requested to be paid to Borrower and shall be conclusively presumed to be made by a Person authorized by Borrower to do so and the crediting of a loan to Borrower's operating account shall conclusively establish Borrower's obligation to repay such loan. Unless and until Borrower otherwise directs Agent in writing, all loans shall be wired to Borrower's operating account set forth in the Schedule.

         9.12 Notices. Any notice required hereunder shall be in writing and addressed to the Borrower and Agent at their addresses set forth at the beginning of this Agreement; and

with respect to notice to Borrower, with a copy to:

         Fulbright & Jaworski L.L.P.
         666 Fifth Avenue
         New York, NY 10103
         Attn:  Sheldon Nussbaum, Esq.
         Fax:  (212) 752-5958

and with respect to Agent, with a copy to:

         FINOVA Capital Corporation
         1850 North Central Avenue--MS1141
         Phoenix, AZ 85004
         Attn:  Group Counsel--Corporate Finance
         Fax:  (602) 207-5036

All notices to the Lenders shall be directed to the address for each Lender set forth on the signature page hereof or in any Assignment and Acceptance Agreement in connection herewith. Notices hereunder shall be deemed received on the earlier of receipt, whether by mail, personal delivery, facsimile, or otherwise, or upon deposit in the United States mail, postage prepaid.

         9.13 Brokerage Fees. Borrower represents and warrants to Agent and the Lenders that, with respect to the financing transaction herein contemplated, no Person is entitled to any brokerage fee or other commission, except for the fees of First Capital Advisors, which shall be paid by Borrower on the Closing Date and thereafter as described in the Broker Estoppel Letter. Borrower agrees to indemnify and hold Agent and the Lenders harmless against any and all such claims.

         9.14 Disclosure. No representation or warranty made by Borrower in this Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to Agent and the Lenders in writing with respect to the transactions contemplated by this Agreement which materially and adversely affects the business, assets, operations, prospects or condition (financial or otherwise), of Borrower.

         9.15 Publicity. The Lenders are hereby authorized to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof. Borrower may issue appropriate press releases pertaining to the Loans and the transactions contemplated by this Agreement with the prior approval and review of Agent, not to be unreasonably withheld.

         9.16 Captions. The Section titles contained in this Agreement are without substantive meaning and are not part of this Agreement.

         9.17 Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to Agent and the Lenders. Therefore, Agent and the Lenders, if requested, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         9.18 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument, admissible into evidence. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

         9.19 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement, have participated jointly in the negotiation and drafting of this Agreement and hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         9.20 Time of Essence. Time is of the essence for the performance by Borrower of the Obligations set forth in this Agreement.

         9.21 Limitation of Actions. Borrower agrees that any claim or cause of action by Borrower against Agent, the Lenders or any of their respective directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other present or future agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, whether or not relating hereto or thereto, occurred, done, omitted or suffered to be done by Agent, the Lenders or any of their respective directors, officers, employees, agents, accountants or attorneys, whether sounding in contract or in tort or otherwise, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based and service of a summons and complaint on an officer of Agent or any Lender, as applicable, or any other Person authorized to accept service of process on behalf of Agent or any Lender, as applicable, within THIRTY (30) days thereafter. Borrower agrees that such one-year period of time is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by a specific written agreement of Agent or any Lender. This provision shall survive any termination of this Loan Agreement or any other agreement.

         9.22 Liability. None of the Lenders, Agent nor any Affiliate of any one of them shall be liable for any indirect, special, incidental or consequential damages in connection with any breach of contract, tort or other wrong relating to this Agreement or the Obligations or the establishment, administration or collection thereof (including without limitation damages for loss of profits, business interruption, or the like), whether such damages are foreseeable or unforeseeable, even if Agent or any Lender has been advised of the possibility of such damages. None of the Lenders, Agent, nor any Affiliate of any one of them shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by the Borrower through the ordinary negligence of Agent, any Lender, or any Affiliate of any one of them. "LENDERS' AFFILIATE" shall mean Agent's and each Lender's directors, officers, employees, agents, attorneys or any other Person or entity affiliated with or representing Agent or any Lender.

         9.23 Notice of Breach by Agent or Lender. Borrower agrees to give Agent written notice of (i) any action or inaction by Agent, or any Lender, or any attorney of Agent, or any Lender, in connection with any Loan Documents that may be actionable against Agent, or any Lender, or any attorney of Agent, or any Lender, or (ii) any defense to the payment of the Obligations for any reason, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law. Borrower agrees that unless such notice is fully given as promptly as possible (and in any event within NINETY (90) days) after Borrower has actual knowledge, or with the exercise of reasonable diligence should have had knowledge, of any such action, inaction or defense, Borrower shall not assert, and Borrower shall be deemed to have waived, any claim or defense arising therefrom.

         9.24 Power of Attorney. Borrower appoints Agent and its designees as Borrower's attorney, with the power to endorse Borrower's name on any checks, notes, acceptances, money orders or other forms of payment or security that come into Agent's possession; during the continuance of an Event of Default, to sign Borrower's name on any invoice or bill of lading relating to any Receivable, on drafts against customers, on assignments of Receivables, on notices of assignment, financing statements and other public records, on verifications of accounts and on notices to customers or account debtors; during the continuance of an Event of Default, to send requests for verification of Receivables to customers or account debtors; during the continuance of an Event of Default, to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Agent and to open and dispose of all mail addressed to Borrower; and to do all other things Agent deems reasonably necessary or desirable to carry out the terms of this Agreement. Borrower hereby ratifies and approves all acts of such attorney. Neither Agent nor any Lender, nor any of their designees shall be liable for any acts or omissions nor for any error of judgment or mistake of fact or law while Agent is acting as Borrower's attorney except for gross negligence and wilful misconduct. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied and the obligations of the Lenders to provide loans hereunder shall have terminated

         9.25 GOVERNING LAW; WAIVERS. THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ENFORCEMENT OF THE OBLIGATIONS, SHALL BE INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE CONFLICT OF LAWS RULES) OF THE STATE OF ARIZONA GOVERNING CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MARICOPA IN THE STATE OF ARIZONA OR, AT THE SOLE OPTION OF AGENT, IN ANY OTHER COURT IN WHICH AGENT OR ANY LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. BORROWER WAIVES ANY OBJECTION OF FORUM NON CONVENIENS AND VENUE. BORROWER FURTHER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE IN THE MANNER SET FORTH IN SECTION 9.12 HEREOF FOR THE GIVING OF NOTICE. BORROWER FURTHER WAIVES ANY RIGHT IT MAY OTHERWISE HAVE TO COLLATERALLY ATTACK ANY JUDGMENT ENTERED AGAINST IT.

         9.26 MUTUAL WAIVER OF RIGHT TO JURY TRIAL. AGENT, EACH LENDER AND BORROWER EACH HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (I) THIS AGREEMENT; (II) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN AGENT, AND/OR ANY LENDER, AND BORROWER; OR (III) ANY CONDUCT, ACTS OR OMISSIONS OF AGENT, AND/OR ANY LENDER, OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH AGENT, ANY LENDER OR BORROWER; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

         9.27 Lien Termination. In recognition of Agent's and each Lender's right to have all attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding the payment in full of the Obligations, Agent shall not be required to record any terminations or satisfactions of any of its liens on the Collateral unless and until Borrower and any other Loan Party (to the extent required by Agent) have executed and delivered to Agent general releases of all claims against Agent, each Lender and the Lenders' Affiliates, in form and substance satisfactory to Agent.


                            [SIGNATURE PAGES FOLLOW]

                 Signature Page to Loan and Security Agreement





         BORROWER:                 USA DETERGENTS, INC., a Delaware corporation;
                                   BIG CLOUD POWDER CORPORATION, a Delaware
                                            corporation;
                                   CHICAGO MANAGEMENT POWDER CORP., a
                                            Delaware corporation
                                   CHICAGO CONTRACT POWDER CORPORATION, an
                                            Illinois corporation



                                            By  /s/ Uri Evan
                                               -------------------------------
                                            Uri Evan, President and Chief
                                            Executive Officer of, and intending
                                            to legally bind, each of the above
                                            corporations.

                                   [Notary certification for Borrower attached]

                 Signature Page to Loan and Security Agreement


         AGENT:
                          FINOVA CAPITAL CORPORATION, a Delaware
                                   corporation


                          By /s/ Ilene M. Gerber
                             -------------------------------
                                   Vice President


         LENDERS:
                          FINOVA CAPITAL CORPORATION, a Delaware
                                   corporation

                          By /s/ Ilene M. Gerber
                             --------------------------------
                                            Vice President

                          Notice Address:       1060 First Avenue--Suite 100
                                                King of Prussia, PA 194063
                                                Attn:  Mr. Francis Monzo
                                                Tel. No.:  (610) 354-8462
                                                Fax No.:  (610) 354-8476


                          with a copy to:       FINOVA Capital Corporation
                                                Attn:  Group Counsel - Corporate
                                                     Finance
                                                1850 North Central Avenue
                                                Mail Station 1141
                                                Phoenix, Arizona  85002-2209
                                                Fax No.:  (602) 262-1553


                                                COMMITMENT

                          REVOLVING CREDIT LOANS:            $16,494,845
                          TERM LOAN A LOAN:                  $ 2,639,175
                          TERM LOAN B LOAN:                  $   865,979
                          TOTAL DOLLAR COMMITMENT:           $20,000,000

                          COMMITMENT PERCENTAGE:                  41.24%

                          TAX I.D. NO. _______________________________

                                    Foothill

                 Signature Page to Loan and Security Agreement


                            Foothill Capital Corporation



                            By /s/ Unintelligible
                               ---------------------------------
                                              Vice President


                            Notice Address:     11111 South Monica Boulevard
                                                Suite 1500
                                                Los Angeles, CA 90025-3333
                                                Attn:  Lalaine Pechayco
                                                Tel. No.:  (310) 996-7042
                                                Fax No.:   (310) 477-8225

                            with a copy to:     Robert Colton, Esq.
                                                Buchalter, Nemer, Fields
                                                      & Younger
                                                601 S. Figueroa Street
                                                Suite 2400
                                                Los Angeles, California  90017
                                                Tel. No.:  (213) 891-5070
                                                Fax No.:  (213) 896-0400

                                                  COMMITMENT

                            REVOLVING CREDIT LOANS:            $  9,072,165
                            TERM LOAN A LOAN:                  $  1,451,546
                            TERM LOAN B LOAN:                  $    476,289
                            TOTAL DOLLAR COMMITMENT:           $ 11,000,000

                            COMMITMENT PERCENTAGE:                   22.68%

                            TAX I.D. NO. 95-2689288

                                  First Source

                 Signature Page to Loan and Security Agreement


                             First Source Financial LLP
                             By:      First Source Financial, Inc.
                             Its Agent/Manager



                             By /s/ John P. Thacker
                                ---------------------------------
                                      Senior Vice President


                             Notice Address:     2850 West Golf Road, 5th Floor
                                                 Rolling Meadows, IL 60008
                                                 Attn:  Kelly M. Schmidt
                                                 Tel. No.:  (847) 734-2056
                                                 Fax No.:   (847) 734-7912

                             with a copy to:     Edward Szarkowicz, Esq.
                                                 Senior Counsel
                                                 First Source Financial LLP
                                                 2850 W. Golf Road, 5th Floor
                                                 Rolling Meadows, IL  60008

                                                   COMMITMENT

                             REVOLVING CREDIT LOANS:            $  8,247,423
                             TERM LOAN A LOAN:                  $  1,319,588
                             TERM LOAN B LOAN:                  $    432,990
                             TOTAL DOLLAR COMMITMENT:           $ 10,000,000

                             COMMITMENT PERCENTAGE:                   20.62%

                             TAX I.D. NO. 36-3991240

                                 Merrill Lynch

                 Signature Page to Loan and Security Agreement


                          Merrill Lynch Business Financial Services, Inc.


                          By /s/ Unintelligible
                             --------------------------------------
                                            Vice President


                          Notice Address:     33 West Monroe Street
                                              22nd Floor
                                              Chicago, IL 60603
                                              Attn:  Dan McHugh
                                              Tel. No.:  (312) 267-4425
                                              Fax No.:   (312) 641-3421

                          with a copy to:     Lisa F. Raush, Esq.
                                              Merrill Lynch Business Financial
                                                 Services, Inc.
                                              33 West Monroe Street
                                              22nd Floor
                                              Chicago, IL  60603

                                                COMMITMENT

                          REVOLVING CREDIT LOANS:            $6,185,567
                          TERM LOAN A LOAN:                  $  989,691
                          TERM LOAN B LOAN:                  $  324,742
                          TOTAL DOLLAR COMMITMENT:           $7,500,000

                          COMMITMENT PERCENTAGE:                 15.46%

                          TAX I.D. NO. _______________________________

                               TABLE OF CONTENTS

1.       DEFINITIONS..................................................................................................1
                  1.1       DEFINED TERMS.............................................................................1
                  1.2      Other Terms................................................................................9

2.       LOANS; INTEREST RATE AND OTHER CHARGES.......................................................................9
                  2.1      Total Facility.............................................................................9
                  2.2      Loans; Joint and Several Obligations.......................................................9
                  2.3      Overlines; Overadvances....................................................................9
                  2.4      Letters of Credit.........................................................................10
                  2.5      Loan Account..............................................................................10
                  2.6      Interest; Fees............................................................................10
                  2.7      Default Interest Rate.....................................................................10
                  2.8      Examination Fee...........................................................................11
                  2.9      Excess Interest...........................................................................11
                  2.10     Principal Payments; Proceeds of  Collateral...............................................12
                  2.11      Application of Collateral................................................................13
                  2.12     Application of Payments...................................................................13
                  2.13     Notification of Closing...................................................................13

3.       SECURITY....................................................................................................13
                  3.1      Security Interest in the Collateral.......................................................13
                  3.2      Perfection and Protection of Security Interest............................................13
                  3.3      Preservation of Collateral................................................................14
                  3.4      Insurance.................................................................................14
                  3.5      Collateral Reporting; Inventory...........................................................14
                  3.6      Receivables...............................................................................15
                  3.7      Equipment.................................................................................15
                  3.8      Other Liens; No Disposition of  Collateral................................................15
                  3.9      Collateral Security.......................................................................16

4.       CONDITIONS OF CLOSING.......................................................................................16
                  4.1      Initial Advance...........................................................................16
                  4.2      Subsequent Advances.......................................................................18

5.       REPRESENTATIONS AND WARRANTIES..............................................................................18
                  5.1      Due Organization..........................................................................18
                  5.2      Other Names...............................................................................18
                  5.3      Due Authorization.........................................................................19
                  5.4      Binding Obligation........................................................................19
                  5.5      Intangible Property.......................................................................19
                  5.6      Capital...................................................................................19
                  5.7      Material Litigation.......................................................................19
                  5.8      Title; Security Interests of Agent........................................................19




                  5.9      Restrictive Agreements; Labor Contracts...................................................19
                  5.10     Laws......................................................................................19
                  5.11     Consents..................................................................................19
                  5.12     Defaults..................................................................................19
                  5.13     Financial Condition.......................................................................19
                  5.14     ERISA.....................................................................................20
                  5.15     Taxes.....................................................................................20
                  5.16     Locations; Federal Tax ID No..............................................................20
                  5.17     Business Relations........................................................................20
                  5.18     Millennium Compliance.....................................................................20
                  5.19     Reaffirmations............................................................................20

6.       COVENANTS...................................................................................................20
                  6.1      Affirmative Covenants.....................................................................20
                                    6.1.1   Taxes....................................................................20
                                    6.1.2   Notice of Litigation.....................................................20
                                    6.1.3   ERISA....................................................................20
                                    6.1.4   Change in Location.......................................................20
                                    6.1.5   Corporate Existence......................................................21
                                    6.1.6   Labor Disputes...........................................................21
                                    6.1.7   Violations of Law........................................................21
                                    6.1.8   Defaults.................................................................21
                                    6.1.9    Capital Expenditures....................................................21
                                    6.1.10  Books and Records........................................................21
                                    6.1.11  Leases; Warehouse Agreements.............................................21
                                    6.1.12  Additional Documents.....................................................21
                                    6.1.13  Financial Covenants......................................................21
                                    6.1.14  Millennium Compliance. ..................................................21
                  6.2      Negative Covenants........................................................................22
                                    6.2.1   Mergers, Etc.............................................................22
                                    6.2.2   Loans....................................................................22
                                    6.2.3   Dividends................................................................22
                                    6.2.4   Adverse Transactions.....................................................22
                                    6.2.5   Indebtedness of Others...................................................22
                                    6.2.6   Repurchase...............................................................22
                                    6.2.7   Name.....................................................................22
                                    6.2.8   Prepayment...............................................................22
                                    6.2.9   Capital Expenditure......................................................22
                                    6.2.10  Indebtedness.............................................................22
                                    6.2.11  Affiliate Transactions...................................................23
                                    6.2.12  Nature of Business.......................................................23
                                    6.2.13  Agent's and Lenders' Names...............................................23
                                    6.2.14  Margin Security..........................................................23
                                    6.2.15  Real Property............................................................23




                                    6.2.16  PNC Warrant..............................................................23

7.       DEFAULT AND REMEDIES........................................................................................24
                  7.1      Events of Default.........................................................................24
                  7.2      Remedies..................................................................................25
                  7.3      Standards for Determining Commercial Reasonableness.......................................25

8.       EXPENSES AND INDEMNITIES....................................................................................26
                  8.1      Expenses..................................................................................26
                  8.2      Environmental  Matters....................................................................26

9.       MISCELLANEOUS...............................................................................................26
                  9.1      Examination of Records; Financial Reporting...............................................26
                  9.2      Term; Termination.........................................................................27
                  9.3      Recourse to Security; Certain Waivers.....................................................28
                  9.4      No Waiver by Agent or Lenders.............................................................28
                  9.5      Binding on Successor and Assigns..........................................................28
                  9.6      Severability..............................................................................28
                  9.7      Amendments; Assignments...................................................................28
                  9.8      Integration...............................................................................28
                  9.9      Survival..................................................................................28
                  9.10     Evidence of Obligations...................................................................28
                  9.11     Loan Requests.............................................................................28
                  9.12     Notices...................................................................................28
                  9.13     Brokerage Fees............................................................................29
                  9.14     Disclosure................................................................................29
                  9.15     Publicity.................................................................................29
                  9.16     Captions..................................................................................29
                  9.17     Injunctive Relief.........................................................................29
                  9.18     Counterparts; Facsimile Execution.........................................................29
                  9.19     Construction..............................................................................29
                  9.20     Time of Essence...........................................................................29
                  9.21     Limitation of Actions.....................................................................29
                  9.22     Liability.................................................................................30
                  9.23     Notice of Breach by Agent or Lender.......................................................30
                  9.24     Power of Attorney.........................................................................30
                  9.25     GOVERNING LAW; WAIVERS....................................................................30
                  9.26     MUTUAL WAIVER OF RIGHT TO JURY TRIAL......................................................31
                  9.27     Lien Termination..........................................................................31

                                  SCHEDULE TO
                          LOAN AND SECURITY AGREEMENT


CO-BORROWERS:  USA DETERGENTS, INC., A DELAWARE CORPORATION ("USA")
               Big Cloud Powder Corporation, a Delaware corporation ("POWDER") Chicago Management Powder Corp., a Delaware corporation ("MANAGEMENT")
               Chicago Contract Powder Corporation, an Illinois corporation ("CONTRACT")

ADDRESS:       1735 JERSEY AVENUE
               NORTH BRUNSWICK, NJ 08902

DATE:          AUGUST 14, 1998


THIS SCHEDULE FORMS AN INTEGRAL PART OF THE LOAN AND SECURITY AGREEMENT, DATED THE ABOVE DATE, BETWEEN THE ABOVE CO-BORROWERS (INDIVIDUALLY AND COLLECTIVELY AND JOINTLY AND SEVERALLY, THE "BORROWER"), the Lenders from time to time a party thereto, and FINOVA Capital Corporation, in its capacity as contractual representative for itself and the other Lenders, and all references herein and therein to "THIS AGREEMENT" shall be deemed to refer to said Agreement and to this Schedule.

-------------------------------------------------------------------------------



TOTAL FACILITY (SECTION 2.1):

$48,500,000; consisting of (i) Revolving Credit Loans in a maximum aggregate principal amount of $40,000,000, (ii) a Term Loan A in the original principal amount of $6,400,000, and (iii) a Term Loan B in the original principal amount of $2,100,000 (collectively, the "TOTAL FACILITY").

-------------------------------------------------------------------------------



LOANS (SECTION 2.2):

10. REVOLVING CREDIT LOANS: A revolving line of credit consisting of loans against Borrower's Eligible Receivables ("RECEIVABLE LOANS") and against Borrower's Eligible Inventory ("INVENTORY LOANS") (the Receivable Loans and the Inventory Loans shall be collectively referred to as the "REVOLVING CREDIT LOANS") in an aggregate outstanding principal amount not to exceed the lesser of (a) or (b) below:

         10.1 FORTY MILLION DOLLARS ($40,000,000) (the "REVOLVING CREDIT LIMIT")

         10.2 the sum of:

                  10.2.1 an amount equal to 85% of the net amount of Eligible Domestic Receivables, plus

                  10.2.2 an amount equal to the lesser of (x) 85% of the net amount of Eligible Puerto Rico Receivables and (y) $500,000; plus

                  10.2.3   the lesser of:

         2.3.1    the sum of:

                                            (x)      65% of the value of
                                                     Borrower's Eligible
                                                     Product Inventory,
                                                     calculated at the lower of
                                                     cost or market value and
                                                     determined on a first-in,
                                                     first-out basis, plus

                                            (y)      the lesser of:

                                                     (A)      25% of the value
                                                              of Borrower's
                                                              Eligible
                                                              Packaging
                                                              Inventory,
                                                              calculated at the
                                                              lower of cost or
                                                              market value and
                                                              determined on a
                                                              first-in,
                                                              first-out basis,
                                                              and

                                                     (B)      $1,000,000, and

         2.3.2    $15,000,000; less

                  10.2.4 the aggregate undrawn face amount of any Letters of Credit issued under Section 2.4 of this Agreement; less

                  10.2.5 the Dilution Reserve, the Shareholder Matters Reserve, the EDA Reserve and any other Loan Reserves.

         The Obligations of Borrower in connection with the Revolving Credit Loan shall be evidenced by certain Revolving Loan Notes, dated as of the date hereof, of Borrower in favor of each of the Lenders.

11. TERM LOAN A: A $6,400,000 term loan ("TERM LOAN A"). The principal outstanding under the Term Loan A will be amortized, as of the date hereof, over a seven (7) year period on a straight-line basis, resulting in FIFTY-NINE (59) equal monthly principal payments of $76,190.48 each, which shall be paid on or before the first day of each month hereafter commencing OCTOBER 1, 1998, together with accrued interest on the unpaid principal thereof, commencing SEPTEMBER 1, 1998 and a final payment of $1,904,761.68. Borrower may be required to make additional principal payments in accordance with the Excess Cash Flow Prepayment provisions under the heading "Additional Provisions" below. All Obligations in connection with Term Loan A shall, if not earlier paid in full, be due and payable on SEPTEMBER 1, 2003. The Obligations of Borrower in connection with Term Loan A shall be evidenced by certain Term Loan A Notes, dated as of the date hereof, of Borrower in favor of each of the Lenders.

12. TERM LOAN B: A $2,100,000 term loan ("TERM LOAN B"). The principal outstanding under the Term Loan B will be amortized, as of the date hereof, over a five (5) year period on a straight-line basis, resulting in SIXTY (60) equal monthly principal payments of $35,000 each, which shall be paid on or before the first day of each month hereafter commencing OCTOBER 1, 1998, together with accrued interest on the unpaid principal thereof, commencing SEPTEMBER 1, 1998. Borrower may be required to make additional principal payments in accordance with the Excess Cash Flow Prepayment provisions under the heading "Additional Provisions" below. All Obligations in connection with Term Loan B shall, if not earlier paid in full, be due and payable on SEPTEMBER 1, 2003. The Obligations of Borrower in connection with Term Loan B shall be evidenced by certain Term Loan B Notes, dated as of the date hereof, of Borrower in favor of each of the Lenders.

-------------------------------------------------------------------------------



INTEREST AND FEES (SECTION 2.6):

1. REVOLVING INTEREST RATE. Borrower shall pay to Agent, for the ratable benefit of the Lenders, interest on the daily outstanding balance of Borrower's Revolving Credit Loans at a per annum rate that is THREE-QUARTERS (.75%) of a percentage point in excess of the Prime Rate (the "REVOLVING INTEREST RATE"). The Revolving Interest Rate will be reduced, as set forth below, if Borrower achieves the following Senior Debt Service Coverage Ratios for any twelve (12) month fiscal year ending on or after December 31, 1999; provided that: (a) no Event of Default, or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing, and (b) Borrower is in compliance with the financial covenants set forth in Section 6.1.13 of this Agreement:


      SENIOR DEBT SERVICE              REVOLVING INTEREST
        COVERAGE RATIO                        RATE

         2.00 TO 1.00                  PRIME RATE + .50%
                                           PER ANNUM

         3.00 TO 1.00                  PRIME RATE + .25%
                                           PER ANNUM

Compliance with the foregoing requirements must be reflected in the most recent annual audited financial statements and Compliance Certificate submitted to Agent by Borrower pursuant to Section 9.1(a) of the Loan Agreement ("FINANCIAL REPORTS") prior to the effectiveness of any reduction in the Revolving Interest Rate. Any such reduction in the Revolving Interest Rate shall be effective as of the first Business Day of the month immediately following the month in which Borrower delivers the Financial Reports to Agent.

2. TERM LOAN A INTEREST RATE. Borrower shall pay to Agent, for the ratable benefit of the Lenders, interest on the daily outstanding balance of the Term Loan A at a per annum rate of 9.33% (the "TERM LOAN A INTEREST RATE").

3. TERM LOAN B INTEREST RATE. Borrower shall pay to Agent, for the ratable benefit of the Lenders, interest on the daily outstanding balance of Borrower's Term Loan B at a per annum rate that is TWO PERCENT (2%) of a percentage point in excess of the Prime Rate (the "TERM LOAN B INTEREST RATE").

4. COLLATERAL MONITORING FEE. At the closing of this transaction and on the first day of each calendar month thereafter, Borrower shall pay to Agent, for its sole account, a collateral monitoring fee of THREE THOUSAND DOLLARS ($3,000) ("COLLATERAL MONITORING FEE"), which shall be pro rated for the number of days remaining in the month in which the Closing Date occurs; provided however, that Borrower agrees and acknowledges that each Loan Year a full year's fee shall be deemed earned at the beginning of the respective Loan Year.

5. CLOSING FEE. On the Closing Date, Borrower shall pay to Agent, for its sole account, a closing fee in an amount equal to $425,000 ("CLOSING FEE"), which shall be deemed fully earned on the date such payment is due. Borrower has previously paid to Agent a $50,000 portion of such Closing Fee.

6. AGENT'S FEE. On the first anniversary of the date of this Agreement, and on each subsequent anniversary of said date, if this Agreement is in effect, Borrower shall pay to Agent, for its sole account, an Agent's fee equal to ONE-QUARTER OF ONE PERCENT (.25%) per annum of the amount of the Total Facility ("AGENT'S FEE"), which shall be deemed fully earned on the date due and shall be non-refundable.

7. UNUSED LINE FEE. With respect to each fiscal quarter, or portion thereof during the term of this Agreement, Borrower shall unconditionally pay to Agent, for the ratable benefit of the Lenders, a fee equal to THREE-EIGHTHS OF ONE PERCENT (.375%) per annum of the difference between the Revolving Credit Limit and the average daily outstanding balance of the Revolving Credit Loans during such quarter, or portion thereof ("UNUSED LINE FEE"), which fee shall be calculated by Agent and payable by Borrower quarterly, in arrears, and shall be due and payable, commencing on the first Business Day of the Borrower's first fiscal quarter following the Closing Date and continuing on the first Business Day of each fiscal quarter thereafter.

8. CALCULATION OF INTEREST AND FEES. The "PRIME RATE" shall equal the rate of interest announced publicly by Citibank, N.A. (or any successor thereto), from time to time as its "prime rate," which may not be such institution's lowest rate. The Revolving Interest Rate and the Term Loan B Interest Rate shall be increased or decreased, as the case may be, without notice or demand of any kind, upon the announcement of any change in the Prime Rate. Each change in the Prime Rate shall be effective hereunder on the first Business Day following the announcement of such change. Interest charges and all other fees and charges herein shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable in arrears on the first day of each month.

-------------------------------------------------------------------------------



EXAMINATION FEES (SECTION 2.8)

         EXAMINATION FEE. Borrower agrees to pay to Agent, for its sole account, an examination fee in the amount of $600 per person per day in connection with each audit or examination of Borrower performed by Agent prior to or after the date hereof, plus all costs and expenses incurred in connection therewith (the "EXAMINATION FEE"), provided that, so long as no Event of Default exists, Borrower shall not be required to pay for Examination Fees in connection with more than one (1) audit examination of Borrower performed by Agent in any fiscal quarter of Borrower, provided further that the foregoing shall not restrict Agent from performing more audit examinations in any fiscal quarter of Borrower to the extent no Event of Default exists, without cost and expense to Borrower. Without limiting the generality of the foregoing, Borrower shall pay to Agent an initial Examination Fee in an amount equal to $600 per person per day, plus all costs and expenses incurred in connection therewith. Such initial Examination Fee shall be deemed fully earned at the time of payment and due and payable upon the closing of this transaction, and shall be deducted from any good faith deposit paid by Borrower to Agent prior to the date of this Agreement.

-------------------------------------------------------------------------------



GENERAL REPRESENTATIONS AND WARRANTIES (SECTION 5)

State of Incorporation (Section 5.1):

                  USA                                                  Delaware
                  POWDER                                               Delaware
                  MANAGEMENT                                           Delaware
                  CONTRACT                                             Illinois

Copyrights, patents, trademarks, and licenses (Section 5.5):

                         See EXHIBIT A attached hereto

Fictitious Names/Prior Corporate Names  (Section 5.2):

         Prior Corporate Names:

                  USA                         USA Detergent, Inc. (8/95)

                  Powder                      acquired stock of Contract (6/97)


         Fictitious Names:          NONE

ERISA Matters (Section 5.14):

                                            See EXHIBIT B attached hereto


Locations (Section 5.16):

                                            See EXHIBIT C attached hereto

Federal Tax Identification Number (Section 5.16):

                  USA                         11-2935430
                  POWDER                      36-4052817
                  MANAGEMENT                  36-4057601
                  CONTRACT                    36-4052817

Bank Accounts (Section 6.1.15):             See EXHIBIT D attached hereto

Indebtedness as of Closing Date (Section 6.2.5 and Section 6.2.10):

                                            See EXHIBIT E attached hereto.

Pending Litigation and Investigations (Section 4.1(f)):
See EXHIBIT F attached hereto.

-------------------------------------------------------------------------------



FINANCIAL COVENANTS  (SECTION 6.1.13):

         Borrower shall, on a Consolidated basis, comply with all of the following covenants. Compliance shall be determined as of the end of each quarter, on March 31, June 30, September 30 and December 31, as specifically provided below:

Current Ratio.        Borrower shall maintain a ratio of Current Assets to
                      Current Liabilities of not less than the following:


Period Ending
(tested at each
calendar quarter end)                         Current Ratio
--------------------                          -------------
09/30/98                                      1.0 to 1.0
12/31/98                                      1.0 to 1.0
03/31/99                                      1.0 to 1.0
06/30/99                                      1.0 to 1.0
09/30/99                                      1.0 to 1.0
12/31/99 and thereafter                       1.3 to 1.0

                                    provided that for purposes of this
                                    calculation, Current Liabilities shall
                                    exclude: (i) Indebtedness of Borrower to EDA, and (ii) Indebtedness secured by real property, and (iii) Obligations under the Loans; but in each case shall include regularly scheduled current portions of long term Indebtedness for Borrowed Money. For purpose of this computation, that portion of obligations of Borrower under loans that are classified as a current liability for financial reporting purposes under GAAP (i.e., balloon portion of Term Loan A and the balance of the Revolving Credit Loans in the year such obligations become due), except for regularly scheduled payments, are to be excluded.



DEBT TO NET WORTH.                  Borrower shall maintain a ratio of
                                    Indebtedness for Borrowed Money to Net
                                    Worth of not greater than the following for each period set forth below:

Period Ending
(tested at each
calendar quarter end)                         Debt to Net Worth
--------------------                          -----------------
09/30/98                                      2.6 to 1.0
12/31/98                                      2.4 to 1.0
03/31/99                                      2.2 to 1.0
06/30/99                                      2.0 to 1.0
09/30/99                                      1.8 to 1.0
12/31/99 and thereafter                       1.6 to 1.0

NET WORTH.                          Borrower shall maintain Net Worth of not
                                    less than the following amounts for each period set forth below:


Period Ending
(tested at each
calendar quarter end)                         Net Worth
--------------------                          ---------
09/30/98                                      $15,500,000.00
12/31/98                                      $17,000,000.00
03/31/99                                      $19,000,000.00
06/30/99                                      $21,000,000.00
09/30/99                                      $23,000,000.00
12/31/99 and thereafter                       $25,000,000.00

SENIOR DEBT SERVICE
 COVERAGE  RATIO.                   As of the last day of each calendar
                                    quarter ended March 31, June 30, September
                                    30 or December 31, the ratio of Borrower's
                                    Operating Cash Flow/Actual to Borrower's
                                    Senior Contractual Debt Service for the
                                    consecutive 12-month period ending as of such date must be at least the following:

                                    1.05 to 1.0 for the period from August 1, 1998 through September 30, 1998;
                                    1.20 to 1.0 for the period from August 1, 1998 through December 31, 1998;
                                    1.20 to 1.0 for the period from August 1, 1998 through March 31, 1999;
                                    1.20 to 1.0 for the period from August 1, 1998 through June 30, 1999;
                                    1.5 to 1.0 thereafter.


-------------------------------------------------------------------------------

NEGATIVE COVENANTS (SECTION 6.2):

CAPITAL EXPENDITURES:               Borrower shall not make or incur any Capital
                                    Expenditure if, after giving effect
                                    thereto, the aggregate amount of all
                                    Capital Expenditures by Borrower (i) for the period from August 1, 1998 through December 31, 1998, and (ii) in any fiscal year thereafter, would exceed $2,000,000;
                                    provided however, that such Capital
                                    Expenditure limit may be increased to
                                    $7,000,000 commencing with the 1999 fiscal year and each year thereafter, in each case if Borrower demonstrates to Agent in each such year, on a pro-forma basis prior to Borrower's making such increased Capital
                                    Expenditures, Borrower will be in
                                    compliance with the Senior Debt Service
                                    Coverage Ratio requirements set forth
                                    above, after adjustment for the higher
                                    Capital Expenditures amount.

-------------------------------------------------------------------------------



TERM; TERMINATION (SECTION 9.2):

1. INITIAL TERM; RENEWAL TERM. The initial term of this Agreement shall be from the Closing Date until SEPTEMBER 1, 2003 (the "INITIAL TERM") and shall be automatically renewed for successive periods of one (1) year each (each, a "RENEWAL TERM"), unless earlier terminated as provided in Section 7 or Section 9.2 or elsewhere in this Agreement.

2. REPAYMENT OF TERM LOANS OBLIGATIONS. In the event that the Revolving Credit Loan is terminated prior to the expiration of the Initial Term, or a Renewal Term, if applicable, the entire principal balance, together with accrued and unpaid interest on the Term Loans then outstanding shall be immediately due and payable on the effective date of such termination and Borrower shall thereupon pay to Agent, for the ratable benefit of the Lenders, all Termination Fees and other Obligations of Borrower on such date.

3. TERMINATION FEES FOR REVOLVING CREDIT LOANS FACILITY. The Termination Fee applicable to the Revolving Credit Loans facility provided for in
         Section 9.2(d), payable to Agent for the ratable benefit of the Lenders, shall be an amount equal to the following percentage of the Revolving Credit Limit:

         3.1 THREE PERCENT (3%), if such early termination occurs on or prior to the first anniversary of the date of this Agreement;

         3.2 TWO PERCENT (2%), if such early termination occurs after the first anniversary of the date of this Agreement but before the second anniversary hereof;

         3.3 ONE PERCENT (1%), if such early termination occurs after the second anniversary of the date of this Agreement but before the third anniversary hereof;

         3.4 THREE-QUARTERS OF A PERCENT (3/4%), if such early termination occurs after the third anniversary of the date of this Agreement but before the fourth anniversary hereof; and

         3.5 ONE-HALF OF A PERCENT (1/2%), if such early termination occurs after the fourth anniversary of the date of this Agreement but before the fifth anniversary hereof.

4. TERMINATION FEES FOR TERM LOAN A. The Termination Fee applicable to the Term Loan A provided for in Section 9.2(d), payable to Agent for the ratable benefit of the Lenders, shall be equal to the following percentages of the principal amount then outstanding:

         4.1 THREE PERCENT (3%), if such early termination occurs on or prior to the first anniversary of the date of this Agreement;

         4.2 TWO PERCENT (2%), if such early termination occurs after the first anniversary of the date of this Agreement but before the second anniversary hereof; and

         4.3 ONE PERCENT (1%), if such early termination occurs after the second anniversary of the date of this Agreement.

5. TERMINATION FEES FOR TERM LOAN B. The Termination Fee applicable to the Term Loan B provided for in Section 9.2(d), payable to Agent for the ratable benefit of the Lenders, shall be equal to the following percentages of the principal amount then outstanding:

         5.1 ONE PERCENT (1%), if such early termination occurs on or prior to the second anniversary of the date of this Agreement; and

         5.2 ONE-HALF OF A PERCENT (1/2%), if such early termination occurs after the second anniversary of the date of this Agreement but before the third anniversary hereof.

6. MAKE WHOLE PREMIUM. Any prepayment of the Term Loan A other than a prepayment made pursuant to the Excess Cash Flow Prepayment described below under "Additional Provisions," shall also be accompanied by a payment, payable to Agent for the ratable benefit of the Lenders, equal to the Make Whole Premium. The following definitions shall apply:

         6.1 "Make Whole Premium" means the positive difference, if any, between (i) the Discounted Value immediately prior to any prepayment of that portion of the Term Loan A which is being prepaid and (ii) the principal balance of the Term Loan A being prepaid as of the date of any such prepayment.

         6.2 "Discounted Value" means the amount determined by discounting the Remaining Scheduled Payment Amounts from their respective due dates to the date of the prepayment of the Term Loan A, at a discount factor equal to the Reinvestment Yield.

         6.3 "Remaining Scheduled Payment Amount" means the amount of each scheduled payment of principal of and interest on Term Loan A that would be due on or after the date of a prepayment of such Term Loan A if no payment of the Term Loan A were made prior to its scheduled due date.

         6.4 "Reinvestment Yield" means the rates shown under the column heading "Ask YLD" for "Govt. Bonds & Notes" in the "Treasury Bonds, Notes & Bills" section of the Wall Street Journal, Eastern Edition, published on the Business Day prior to the date of any proposed prepayment of the Term Loan A for the government bond or note with a maturity date having the closest matching maturity to the Weighted Average Life to Maturity, or, if there is more than one government bond or note with a maturity date having the closest matching maturity to the Weighted Average Life to Maturity, the highest of the rates shown in the "Ask YLD" column for any such bond or note, plus 4.00% with respect to Term Loan A.

         6.5 "Weighted Average Life to Maturity" means the number of years (calculated to the nearest one-twelfth of a year) obtained by dividing (i) the sum of the products obtained by multiplying each remaining scheduled payment of principal under the Term Loan A by the number of years (calculated to the nearest one-twelfth) which will elapse between the date of a prepayment of the Term Loan A and the scheduled due date of such remaining scheduled principal payments, by (ii) the outstanding principal balance of the Term Loan A on such prepayment date.

-------------------------------------------------------------------------------



DISBURSEMENT (SECTION 9.11):

                           Unless and until Borrower otherwise directs Agent in writing, all loans shall be wired to Borrower's following operating account:

          PNC Bank N.A.
          Two Tower Center Blvd.
          East Brunswick, NJ  08816
          Acct. #8010802716
          ABA #031207607
          For the account of:  USA Detergents, Inc.
          Contact:  Brad Sahler (732) 220-3010


-------------------------------------------------------------------------------



ADDITIONAL PROVISIONS:

1. EXCESS CASH FLOW PREPAYMENTS. Within sixty (60) days following receipt by Agent and the Lenders of Borrower's annual audited financial statements, commencing with such financial statements for Borrower's fiscal year ending December 31, 1998, Agent may deliver a notice to Borrower requiring Borrower to prepay the Term Loans in an amount up to FIFTY PERCENT (50%) of Borrower's Excess Cash Flow for such year. Any prepayments required under this Section are strictly at the sole option of Agent and the Lenders, and are payable within thirty (30) days following the date of demand by Agent. All amounts paid pursuant to this Section shall be applied as follows: first to Term Loan B and then to Term Loan A, in the inverse order of maturity. No Termination Fee or other form of prepayment premium shall be applied to any Excess Cash Flow payments.

2. SHAREHOLDER MATTERS RESERVE. As of the Closing Date, Agent shall establish a Loan Reserve under the Revolving Credit Loan ("SHAREHOLDER MATTERS RESERVE") in the amount of $3,000,000, and after the Closing Date, on each of September 1, 1998, October 1, 1998 and November 1, 1998, Agent shall increase the amount of the Shareholder Matters Reserve in an amount equal to $333,333.33 for an aggregate Shareholder Matters Reserve equal to $4,000,000 as of November 1, 1998. The Shareholder Matters Reserve shall reduce the amount of Revolving Credit Loans which would otherwise be available to Borrower under the lending formulas provided in Section 2.2 hereof. The Shareholder Matters Reserve shall continue until Borrower provides to Agent evidence satisfactory to Agent (a) that any of the following (each, a "Shareholder Litigation Conclusion Event") shall occur: (i) the Shareholder Litigation has been settled by agreement with all parties, and all claims asserted therein have been expressly released, or (ii) any judgment entered in connection with the Shareholder Litigation is fully and finally satisfied, or (iii) the Shareholder Litigation is dismissed with prejudice and all time periods for appeal or reinstatement have expired, and (b) that any indemnification obligations of Borrower with respect to any former or current officer or director have been satisfied or released (or shall be covered by insurance), and the SEC Investigation has progressed to a stage where any liability of Borrower has been ascertained or is otherwise at a stage satisfactory to Agent, and all professional fees and expenses related to the SEC Investigation have been paid; provided that if a Shareholder Litigation Conclusion Event occurs during the time the SEC Investigation is pending, the Shareholder Matters Reserve shall be reduced by $3,000,000 and a Shareholder Matters Reserve in the amount of $1,000,000 (or such lesser amount, if any, as Agent shall determine based upon the status of the SEC Investigation at that time) shall remain in effect until the date that Agent is satisfied, in its discretion, with the status of the SEC Investigation Conclusion has occurred.

3. SHAREHOLDER LITIGATION PAYMENTS. Borrower shall not agree to pay, or pay, more than $4,000,000 in settlement of the Shareholder Litigation; unless Borrower demonstrates on a pro forma basis prior to agreeing to such a settlement, to Agent's satisfaction that Borrower, after giving effect to such settlement payment, will: (a) have at least $2,000,000 in Excess Availability, and (b) be in compliance with the financial covenants set forth in Section 6.1.13 of this Agreement. No payment may be made by Borrower in settlement of the Shareholder Litigation at any time during which an Event of Default has occurred and is continuing under Section 7.1(a) or any Overadvance or Overline exists under the Revolving Credit Loan, unless upon the making of such payments, due to the contemporaneous termination of the Shareholder Matters Reserve, such Overadvance or Overline shall no longer exist.

4. OWENS COMFORT LETTER. On or before the Closing Date, Borrower shall have received a letter (the "OWENS COMFORT LETTER"), from Owens-Illinois Plastics Products, Inc., in form and substance satisfactory to Agent. In connection therewith, Borrower may pay to Owens the proceeds of any federal income tax refunds paid to Borrower in an amount of up to $9,000,000.

5. REAL ESTATE REFINANCING. (a) In connection with the refinancing of the real estate secured Indebtedness of Borrower to PNC Bank and 101 Realty Associates, L.L.C., Borrower agrees that conditions precedent to the consummation of such refinancing shall be that (i) the terms and conditions of such refinancing shall be acceptable to the Required Lenders (as that term is defined in the Agency Agreement), (ii) the proceeds thereof payable by Borrower at the closing shall be no less than the amount required to repay any outstanding Indebtedness of Borrower to PNC Bank and/or 101 Realty Associates, L.L.C., plus all related transactional costs and expenses, and that Borrower shall not use any Loan proceeds in connection with the closing and payment of any real estate related Indebtedness and expenses related to such refinancing transactions, and (iii) all liens and security interests of PNC Bank and 101 Realty Associates, L.L.C. in any property of Borrower shall be terminated and released effective as of the date of Borrower's payment of such Indebtedness, and (iv) no liens shall be granted to any replacement real estate lender in any personal property of Borrower or any of the Collateral.

         (b) Borrower shall repay all Indebtedness of Borrower to EDA not later than sixty (60) days after the Closing Date. With respect to the EDA, Borrower shall upon the payment of Borrower's Indebtedness to EDA, (i) terminate all notes, options, warrants, capital stock holdings and other instruments of Borrower held by the EDA or First Union National Bank, (ii) pay all prepayment penalties, fees and other amounts due EDA, (iii) deliver to Agent executed UCC termination statements terminating all liens of record in any jurisdiction naming EDA (or its predecessors in interest) or First Union National Bank as secured party and Borrower as debtor, and (iv) deliver to Agent executed instruments terminating all trademark and intellectual property liens held by EDA.

6. Environmental Matters. Within ninety (90) days after the Closing Date, Borrower shall deliver to the "Environmental Contact" (as described below) of Agent the following: (i) any and all reports, correspondence or other documents relating to the soil and/or groundwater contamination at the 1600 U.S. Route One North, North Brunswick, New Jersey facility including, without limitation, a copy of a No Further Action Letter from the New Jersey Department of Environmental Protection ("NJDEP") confirming completion of the soil remediation work at such facility, and a letter from the NJDEP approving a Natural Attenuation Program for the groundwater contamination at such facility; (ii) a copy of any and all reports, correspondence or other documents relating to the subsurface investigation conducted in 1995 with respect to the Chicago facility of Borrower, together with copies of correspondence between Dial Corporation with the Illinois Environmental Protection Agency ("IEPA") relating to such subsurface investigation and/or remediation of the Chicago facility; and (iii) any administrative orders, consent orders, or other agreements by and between the IEPA and Witco Corporation relating investigations, remediation, or monitoring of the facility located at 6200 West 51st Street, Chicago, Illinois. The "ENVIRONMENTAL CONTACT" of Agent to whom such documents shall be delivered is:

                           FINOVA Capital Corporation
                           Attn:  Ms. Karen Hrushka
                           1850 North Central Avenue
                           MS 1223
                           Phoenix, Arizona  85004


                           [SIGNATURE PAGES FOLLOWS]

           Signature Page to Schedule to Loan and Security Agreement


BORROWER:            USA DETERGENTS, INC., a Delaware corporation
                     BIG CLOUD POWDER CORPORATION, a Delaware
                            corporation;
                     CHICAGO MANAGEMENT POWDER CORP., a Delaware
                            corporation
                     CHICAGO CONTRACT POWDER CORPORATION, an
                            Illinois corporation


                     By: /s/ Uri Evan
                         ------------------------------------------
                              Uri Evan, President and Chief Executive Officer of, and intending to legally bind, each of the above corporations.

                     [Notary certification for Borrower attached]

           Signature Page to SCHEDULE to Loan and Security Agreement



AGENT:                FINOVA CAPITAL CORPORATION


                      By: /s/ Ilene M. Gerber
                          ------------------------------------------
                                 Vice President

LENDERS:              FINOVA CAPITAL CORPORATION


                      By: /s/ Ilene M. Gerber
                          ------------------------------------------
                                 Vice President


                      FOOTHILL CAPITAL CORPORATION


                      By: /s/ Unintelligible
                          ------------------------------------------
                                 Vice President


                      FIRST SOURCE FINANCIAL LLP
                      By:  First Source Financial, Inc.
                      Its Agent/Manager


                      By: /s/ Unintelligible
                          ------------------------------------------
                             Senior Vice President


                      MERRILL LYNCH BUSINESS FINANCE SERVICES, INC.


                      By: /s/ Unintelligible
                          ------------------------------------------
                                 Vice President